EXHIBIT 10








                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         PSAF DEVELOPMENT PARTNERS, L.P.

                                     BETWEEN

                             PSAF DEVELOPMENT, INC.

                                       AND

                                [LIMITED PARTNER]


                           DATED AS OF APRIL 10, 1997




               Exhibits to this Agreement will be furnished to the
                Securities and Exchange Commission upon request.

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----

1.     FORMATION; PURPOSES; TERM                                          1
      1.1     Formation                                                   1
      1.2     Name                                                        1
      1.3     Purposes and Powers                                         1
      1.4     Principal Executive Office                                  2
      1.5     Term                                                        2
      1.6     Filings; Agent for Service of Process                       2
      1.7     Other Activities                                            2
      1.8     Definitions                                                 3
2.     PARTNERS; CAPITAL CONTRIBUTIONS                                   14
      2.1     Partners                                                   14
      2.2     Capital Contributions                                      14
      2.3     Extent of Liability                                        18
      2.4     Other Matters                                              18
3.     ALLOCATIONS                                                       18
      3.1     Profits                                                    18
      3.2     Losses                                                     19
      3.3     Special Allocations to the General Partner                 19
      3.4     Gain from Sale                                             20
      3.5     Regulatory Special Allocations                             21
      3.6     Other Allocations Rules                                    23
      3.7     Tax Allocations: Code Section 704(c)                       23
4.     DISTRIBUTIONS                                                     24
      4.1     Operating Cash                                             24
      4.2     Capital Proceeds                                           24
      4.3     Amounts Withheld                                           26
5.     MANAGEMENT                                                        26
      5.1     Managing Partner                                           26
      5.2     Authority of Managing Partner                              26
      5.3     Limitations on Rights and Powers                           27
      5.4     Project Development                                        27
      5.5     Compensation and Reimbursement                             29
      5.6     Hazardous Materials                                        30
6.     ACTION BY PARTNERS; INVESTMENT COMMITTEE                          31
      6.1     Action by Partners                                         31
      6.2     Investment Committee                                       31
      6.3     Investment Programs                                        33
7.     BOOKS AND RECORDS; FISCAL MATTERS                                 33
      7.1     Books and Records                                          33
      7.2     Reports                                                    34
      7.3     Tax Information                                            34
      7.4     Fiscal Year                                                35
      7.5     Tax Matters Partner                                        35
      7.6     Tax Elections Made by Managing Partner                     35
      7.7     Taxation as a Partnership                                  35
      7.8     Avoidance of Unrelated Business Taxable Income             35

8.     TRANSFER OF INTERESTS                                             36
      8.1     Transfer of Interest of General Partner                    36
      8.2     Transfer of Interest of Limited Partners                   36
      8.3     Prohibited Transfers                                       37
      8.4     Representations; Legend                                    37
      8.5     Distributions and Allocations in Respect to
              Transferred Interests                                      38
      8.6     Right to Transfer                                          39
9.     OPTIONS TO PURCHASE                                               39
      9.1     General Partner's Option to Purchase                       39
      9.2     Consideration                                              39
      9.3     Determination of Net Equity                                40
      9.4     Determination of Fair Market Value                         40
      9.5     Closing                                                    42
      9.6     Limited Partner's Option to Purchase                       42
10.    DISSOLUTION AND WINDING UP                                        43
      10.1    Liquidating Events                                         43
      10.2    Winding Up                                                 43
      10.3    Special Rights to Acquire PSA Common Shares                44
      10.4    Compliance with Timing Requirements of Regulations         44
      10.5    Rights of Partners                                         45
11.    INDEMNIFICATION                                                   45
      11.1    Indemnification                                            45
      11.2    Expenses                                                   46
      11.3    Indemnification Rights Nonexclusive                        46
      11.4    Errors and Omissions Insurance                             46
      11.5    Assets of the Partnership                                  46
12.    DEFAULTING EVENT REMEDIES                                         46
      12.1    Election to Purchase Defaulting Partner's Interest         46
      12.2    Purchase Price of Defaulting Partner's Interest            47
      12.3    Remedies Nonexclusive                                      47
13.    REPRESENTATIONS AND WARRANTIES                                    48
      13.1    Representations and Warranties of the General Partner      48
      13.2    Representations and Warranties of the Limited Partner      51
      13.3    Agreements of the General Partner                          52
14.    MISCELLANEOUS                                                     53
      14.1    Notices                                                    53
      14.2    Binding Effect                                             53
      14.3    Construction                                               54
      14.4    Time                                                       54
      14.5    Headings                                                   54
      14.6    Severability                                               54
      14.7    Incorporation by Reference                                 54
      14.8    Further Action                                             54
      14.9    Variation of Pronoun                                       54
      14.10   Governing Law                                              54
      14.11   Waiver of Action for Partition                             54
      14.12   Counterparts                                               54
      14.13   Sole and Absolute Discretion                               55
      14.14   Entire Agreement                                           55
      14.15   Attorneys' Fees                                            55
      14.16   Third Parties                                              55
      14.17   Waiver                                                     55
      14.18   Amendment and Modification                                 55
      14.19   Dispute Resolution                                         55
      14.20   Confidentiality                                            56

      EXHIBIT A - DESCRIPTION OF PROJECT
      EXHIBIT B - SPECIFIED ACTIONS
      EXHIBIT C - ACQUISITION CHECKLIST
      EXHIBIT D - MANAGEMENT AGREEMENT
      EXHIBIT E - MASTER LEASE AGREEMENT
      EXHIBIT F - FINANCIAL PROJECTIONS AND DEVELOPMENT COSTS
      EXHIBIT G - INITIAL BUSINESS PLAN
      EXHIBIT H - ANNUAL BUSINESS PLAN
      EXHIBIT I - CALCULATION OF "STOCK SHORTFALL"
      EXHIBIT J - COST ALLOCATIONS
      EXHIBIT K - FORM OF FUNDING REQUEST
      EXHIBIT L - SUMMARY OF INSURANCE COVERAGE
      EXHIBIT M - EXAMPLES OF REPORTS

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         PSAF DEVELOPMENT PARTNERS, L.P.


         This LIMITED PARTNERSHIP AGREEMENT OF PSAF DEVELOPMENT PARTNERS, L.P. is entered into and shall be effective as of April 10, 1997 (the "Effective Date"), by and among PSAF DEVELOPMENT, INC., a California corporation, as the General Partner, and the [LIMITED PARTNER], as the Limited Partner, pursuant to the provisions of the Act.

         WHEREAS, the General Partner and the Limited Partner propose to form a limited partnership to pursue the development and ownership of a number of state-of-the-art, geographically diversified self-storage facilities for income and capital appreciation;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Partners hereby covenant and agree among themselves as follows:

        1.        FORMATION; PURPOSES; TERM

                  1.1 Formation. The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

                  1.2  Name.  The  name  of  the   Partnership   shall  be  PSAF
Development Partners, L.P. and all business of the Partnership shall be conducted in such name or in the name "Public Storage."

                  1.3 Purposes and Powers.

                           (a) The  Partnership  is formed  for the  object  and
purpose of, and the nature of the business to be conducted and promoted by the Partnership is, acquiring, owning, developing, leasing and otherwise operating and dealing with the Projects as self-storage facilities, and conducting any and all activities as may be necessary or incidental to the foregoing.

                           (b) The  Partnership  is  empowered to do any and all
things necessary, appropriate or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its Property, including but not limited to the following:

                                    (i) Entering into and  performing  contracts
of any kind;

                                    (ii)  Acquiring,  constructing,   operating,
maintaining, owning, transferring, renting, or leasing any property, real, personal or mixed;

                                    (iii)    Applying    for    and    obtaining
governmental authorizations and approvals; and

                                    (iv) Bringing and  defending  actions at law
or in equity.

                           (c) Except as otherwise  provided in this  Agreement,
the Partnership shall not engage in any other activity or business and no Partner shall have any authority to hold itself out as a general agent of another Partner in any other business or activity.

                  1.4 Principal Executive Office. The principal executive office of the Partnership shall be at 701 Western Avenue, Glendale, California 91201-2397. The principal executive office may be changed from time to time by the General Partner.

                  1.5 Term. The term of the existence of the Partnership shall commence on the Effective Date and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 10.

                  1.6 Filings;  Agent for Service of Process.

                           (a) The General  Partner has caused a Certificate  of
Limited Partnership on Form LP-1 to be filed with the California Secretary of State in accordance with the Act. The Partnership shall take any and all actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of California and under the laws of any other states or jurisdictions in which the Partnership engages in business.

                           (b) To the extent required pursuant to the Act or the
laws of any other state or jurisdiction, the name and address of the agent for service of process shall be Hugh W. Horne, 701 Western Avenue, Glendale, California 91201-2397, or any successor as appointed by the General Partner.

                           (c)  Upon the  dissolution  of the  Partnership,  the
Partnership shall promptly execute and cause to be filed any necessary certificates of dissolution and cancellation in accordance with the Act and the laws of any other state or jurisdiction in which the Partnership has engaged in business.

                  1.7 Other Activities.

                           (a) The  Limited  Partner  acknowledges  that the PSA
Affiliates are engaged in the business, directly and indirectly, of acquiring, owning, developing, leasing, managing and operating self-storage facilities. The Limited Partner understands that the PSA Affiliates may be involved, directly or indirectly, in various other projects and businesses not included in the Partnership. The Partners hereby agree that the creation of the Partnership and involvement herein by each of the Partners shall not prejudice their rights (or the rights of their Affiliates) to have such other interests and activities and to enjoy profits or other benefits therefrom, and each Partner waives any rights it might otherwise have to share or participate in such other interests or activities of the other Partners or their Affiliates. Except as otherwise provided in this Agreement, the Partners and their Affiliates may engage in or possess any interest in any other business venture of any nature or description, independently or with others, including without limitation, the acquisition, ownership, development, leasing, managing and operation of self-storage facilities or other real property, and neither the Partnership nor any Partner shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom.

                           (b)  Notwithstanding the provisions of Section 1.7(a)
above, so long as the General Partner is required to afford the Partnership the first right to develop and own a Qualifying Project pursuant to Section 6.2, no PSA Affiliates shall develop a Qualifying Project without complying with the provisions of Section 6.2.

                  1.8 Definitions.1.8 Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.8 or elsewhere in this Agreement:

                           (a)  "Act"  means  the  California   Revised  Limited
Partnership Act as set forth in Title 2 (commencing with Section 15611) of the Corporations Code of the State of California, as amended from time to time (or any corresponding provisions of succeeding law), provided that the substantive rights of the Partners under this Agreement shall not be adversely affected by any such amendment.

                           (b)  "Actual   Costs"  means  costs  of   development
incurred to date, including Land Acquisition Costs, Basic Development Costs and PSA Affiliates Operating Costs.

                           (c) "Adjusted  Capital Account  Deficit" means,  with
respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                                    (i)  Credit  to  such  Capital  Account  any
amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                                    (ii) Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                           (d) "Adjusted Capital Contributions" means, as of any
day with respect to a Partner, such Person's Capital Contributions, adjusted as follows:

                                    (i)   Increased   by  the   amount   of  any
Partnership liabilities which, in connection with distributions to such Person pursuant to Sections 4.1, 4.2, and 10.2(c), are assumed by such Person or are secured by any Property distributed to such Person; and

                                    (ii)  Reduced  by the amount of cash and the
Gross Asset Value of any Property distributed to such Person pursuant to Sections 2.2(d), 4.2(b), 4.2(d) and 10.2(c) and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any Property contributed by such Person to the Partnership.

In the event such Person Transfers all or any portion of its Interest in accordance with the terms of this Agreement, its transferee shall succeed to its Adjusted Capital Contribution to the extent it relates to the transferred Interest.

                           (e)  "Affiliate"  means,  with respect to any Person,
(i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

                           (f)  "Agreement"   means  this  Limited   Partnership
Agreement of PSAF Development Partners, L.P. and the exhibits hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

                           (g) "Appraiser" means a disinterested  entity that is
experienced in valuing real estate portfolios and (a) is a M.A.I. appraiser that is a member of the American Institute of Real Estate Appraisers, any organization successor thereto, or other nationally recognized organization of real estate appraisers, with at least five years' experience in the case of the First and Second Appraisers and ten years' experience in the case of the Third Appraiser in conducting appraisals in the commercial real estate industry, and is qualified and experienced in appraising self-storage facilities similar to the Property, or (b) that works in conjunction with another disinterested entity with the qualifications described in (a) and both such entities sign the report. "First Appraiser," "Second Appraiser" and "Third Appraiser" shall have the meanings set forth in Section 9.4.

                           (h)  "Appraised  Value" means the amount that a third
party buyer would reasonably be expected to pay for all of the Property, on a portfolio basis, in a cash purchase, taking into account the current condition, use and zoning of the Property, net of a provision for all normal costs of sale, including a real estate commission at prevailing rates.

                           (i)  "Average  Price"  means the  average  of the PSA
Common Shares daily closing prices on the Exchange for each of the first 20 of the 25 trading days on which PSA Common Shares are traded immediately preceding the date of a distribution of Capital Proceeds pursuant to Section 4.2 or a distribution pursuant to Section 10.2 or Section 10.3 or the date of any closing pursuant to Section 9.5, as the case may be, provided that the Average Price shall be no greater than 105% or less than 95% of the closing price of the PSA Common Shares on the Exchange on the sixth trading day immediately preceding such date.

                           (j)  "Basic   Development   Costs"  means  the  costs
actually incurred by the Partnership or any PSA Affiliate in conducting the activity referred to in Section 5.4, exclusive, however, of (i) Land Acquisition Costs, and (ii) PSA Affiliates Operating Costs, but including costs of initial operations and leaseup until a Project has achieved three consecutive months of Net Operating Income.

                           (k)  "Business  Day" means Monday  through  Friday of
each week, except that a legal holiday recognized as such by the United States Government shall not be regarded as a Business Day.

                           (l)  "Business  Plans"  means the  "Initial  Business
Plan" attached hereto as Exhibit G and "Annual Business Plans" in the form attached hereto as Exhibit H.

                           (m)  "Capital  Account"  means,  with  respect to any
Partner, the Capital Account maintained for such Person in accordance with the following provisions:

                                    (i) To each Person's  Capital  Account there
shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.4 or 3.5, and the amount of any Partnership liabilities assumed by such Person or which are secured by any Property distributed to such Person.

                                    (ii) To each Person's  Capital Account there
shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to Sections 2.2(d), 4.1, 4.2, 4.3 and 10.2, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 or 3.5, and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

                                    (iii)  In  the   event   any   Interest   is
transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                                    (iv)  In  determining   the  amount  of  any
liabilities for purposes of Sections 1.8(d)(i), 1.8(d)(ii), 1.8(m)(i) and 1.8(m)(ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 10 upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                           (n) "Capital  Contributions"  means,  with respect to
any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner.

                           (o) "Capital  Proceeds" means the gross cash proceeds
of sales and financings of the Partnership's Properties, less the portion thereof used to pay or establish reserves for all Partnership expenses, any debt payments, capital improvements and other costs of development, replacements and contingencies, all as determined in accordance with the terms hereof.

                           (p)  "Capital  Reserve"  means a reserve  for capital
expenditures of 2.3% of annual gross revenue.

                           (q) "Code" means the  Internal  Revenue Code of 1986,
as amended from time to time (or any corresponding provisions of succeeding law).

                           (r) "Completed Project" means a Project as to which a
final certificate of occupancy (or its equivalent) has been received and which has had three consecutive months of positive monthly Net Operating Income.

                           (s) "Contingency  Reserve" means the aggregate amount
by which the Actual Cost for all Completed Projects is less than 103% of the aggregate Project Budgeted Costs for Completed Projects.

                           (t)   "Defaulting   Event"   means  (i)  a  Partner's
withdrawal as a Partner from the Partnership in breach of Section 2.4(a), (ii) the Transfer by a Partner of all or any part of its Interest in the Partnership

(or such Partner's right to receive distributions) in breach of Article 8, (iii) a Partner's failure to make one or more capital contributions pursuant to
Section 2.2 which in the aggregate exceed $100,000, which failure continues ten Business Days after written demand by the General Partner or any Partner; (iv) the General Partner taking any unilateral action which requires the unanimous consent of the Partners without first securing such consent in accordance with the terms hereof and (v) a violation of Section 1.7(b) or 13.3 (to the extent the circumstances giving rise to such violation are within the control of the General Partner or a PSA Affiliate), provided, however, that in the case of (iv) or (v) the action taken would prejudice the Limited Partner in a materially adverse manner and such default or prejudice is not cured or eliminated or in the process of being cured or eliminated in good faith within ten days after giving of notice by the Limited Partner to the General Partner specifying the nature of such default.

                           (u) "Defaulting Partner" means a Partner with respect
to which a Defaulting Event occurs.

                           (v)  "Depreciation"  means,  for each  Fiscal Year or
other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                           (w)  "Exchange"  means the New York  Stock  Exchange,
Inc. or the national securities exchange (as defined in Section 12(b) of the Securities Exchange Act of 1934, as amended) or automated quotation system upon which the PSA Common Shares are then listed for trading.

                           (x) "Fair  Market  Value"  shall have the meaning set
forth in Section 9.4.

                           (y) "Fiscal Year" shall have the meaning set forth in
Section 7.4.

                           (z) "Gain from Sale"  shall mean any gain  recognized
for federal income tax purposes from the sale or other disposition of the Partnership's assets computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value.

                           (aa) "Gross Asset Value"  means,  with respect to any
asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                                    (i) The  initial  Gross  Asset  Value of any
asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partners (as described below the Partners have agreed that the gross fair market value of Projects contributed by the General Partner to the Partnership at the time of contribution will be based on the cost of those Projects as set forth in Section 2.2);

                                    (ii)  The   Gross   Asset   Values   of  all
Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (A) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest; and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                                    (iii)   The   Gross   Asset   Value  of  any
Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                                    (iv) The Gross Asset  Values of  Partnership
assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections 1.8(xx) and 3.5(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.8(aa)(iv) to the extent the Partners determine that an adjustment pursuant to Section 1.8(aa)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.8(aa)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 1.8(aa)(i), 1.8(aa)(ii) or 1.8(aa)(iv), such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                           (bb) "Hazardous Materials" means any toxic, reactive,
corrosive, ignitable or flammable chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, that is regulated by any federal or state law or regulation.

                           (cc)  "Hazardous  Materials  Claims"  shall  have the
meaning set forth in Section 5.6.

                           (dd)  "Hazardous  Materials  Laws" means all federal,
state or local laws or regulations which regulate or relate to the use, treatment, storage, transportation, generation, handling or disposal of, or emission, discharge or other release or threatened release of, any Hazardous Materials.

                           (ee) "Indemnitee" shall have the meaning set forth in
Section 11.1.

                           (ff)  "Interest"  means  an  interest,  whether  as a
general partner or limited partner, in the Partnership representing the rights and obligations under the Agreement of the Partner who holds such Interest.

                           (gg)  "Investment  Committee"  shall have the meaning
set forth in Section 6.2(a).

                           (hh) "Land  Acquisition  Costs" means the amount paid
by the Partnership or any PSA Affiliate to acquire land for development as a Project and all costs of closing such acquisition (e.g., transfer tax, title insurance and escrow charges and recording fees). Legal fees and other charges of independent firms incurred in connection with the evaluation, negotiation and closing of each acquisition of property which becomes a Project shall constitute Basic Development Costs and not Land Acquisition Costs. If the property acquired for a Project includes improvements which may be incorporated into the completed Project, that portion of the purchase price and closing costs which is fairly allocable to the value of the improvements to be so incorporated shall constitute Basic Development Costs and not Land Acquisition Costs.

                           (ii)  "Liquidating  Event" shall have the meaning set
forth in Section 10.1.

                           (jj)  "Minimum  Gain"  has the  meaning  set forth in
Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                           (kk) "Net  Equity" of a Partner's  Interest as of the
Purchase Notice Date means the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Sections 10.2 and 10.3 if (1) all of the Partnership's Property were sold for its Fair Market Value, (2) the Partnership paid its accrued, but unpaid, liabilities, and established reserves pursuant to this Agreement for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Partnership distributed the remaining proceeds to the Partners in liquidation.

                           (ll) "Net  Operating  Income"  means all income  from
Projects less the costs of operations, including property management fees and a Capital Reserve. Net Operating Income shall be computed on an accrual basis consistent with PSA Affiliates' prior practice. Net Operating Income will not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances.

                           (mm) "Nonrecourse  Deductions" shall have the meaning
set forth in Section 1.704-2(b)(1) of the Regulations.

                           (nn)  "Nonrecourse  Liability" shall have the meaning
set forth in Section 1.704-2(b)(3) of the Regulations.

                           (oo)  "Operating  Cash" means the gross cash proceeds
of the Partnership from all operating sources (not including amounts taken into account in determining Capital Proceeds) less the portion thereof used to pay or establish reserves for all Partnership expenses, any debt payments, capital improvements and other costs of development, replacements and contingencies, all as determined by the Partners. "Operating Cash" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

                           (pp)  "Partner   Nonrecourse  Debt"  shall  have  the
meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                           (qq) "Partner Nonrecourse Debt Minimum Gain" means an
amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                           (rr) "Partner Nonrecourse Deductions" has the meaning
set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                           (ss)  "Partners"  means the  General  Partner and the
Limited Partner, collectively, and reference to a "Partner" shall be to any one of the Partners. The "General Partner" and "Limited Partner" are as set forth in
Section 2.1.

                           (tt)  "Partnership"  means  the  limited  partnership
formed pursuant to this Agreement.

                           (uu)  "Person"  means  any  individual,  partnership,
corporation, trust or other entity.

                           (vv) "Percentage Interest" means, with respect to the
Limited Partner, 70%, and with respect to the General Partner, 30%. In the event any Interest is transferred in accordance with the provisions of this Agreement, the transferee of such Interest shall succeed to the Percentage Interest of its transferor to the extent it relates to the transferred Interest.

                           (ww) "Priority  Return" means, as to each Partner,  a
cumulative return on that Partner's Adjusted Capital Contributions including accrued and unpaid Priority Returns computed using monthly compounding at a monthly rate of one twelfth of 9 1/2%, provided that, in the case of the General Partner, any Capital Contribution made pursuant to Sections 2.2(a)(vi), 2.2(a)(vii) and 10.3 shall not be taken into account in computing the General Partner's Priority Return.

                           (xx)  "Profits" and "Losses"  means,  for each Fiscal
Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                                    (i) Any  income of the  Partnership  that is
exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.8(xx) shall be added to such taxable income or loss;

                                    (ii)  Any  expenditures  of the  Partnership
described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this
Section 1.8(xx) shall be subtracted from such taxable income or loss;

                                    (iii) In the event the Gross  Asset Value of
any Partnership asset is adjusted pursuant to Section 1.8(aa)(ii) or Section 1.8(aa)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
                                       8

                                    (iv)  Gain  or  loss   resulting   from  any
disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                                    (v)   In   lieu    of   the    depreciation,
amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Section 1.8(v);

                                    (vi)  To the  extent  an  adjustment  to the
adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                                    (vii) Notwithstanding any other provision of
this Section 1.8(xx), any items which are specially allocated pursuant to Sections 3.3, 3.4 or 3.5 (including Depreciation, deductions attributable to "guaranteed payments" and Gain from Sale) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specifically allocated pursuant to Sections 3.3, 3.4 and 3.5 shall be determined by applying rules analogous to those set forth in Sections 1.8(xx)(i) through 1.8(xx)(vi) above.

                           (yy)  "Project  Budgeted  Costs" has the  meaning set
forth in Section 6.2(b).

                           (zz) "Projects"  means the real properties  described
in Exhibit A-1 hereto and, unless the context indicates otherwise, such other real properties as are acquired by the Partnership pursuant to Section 5.4.

                           (aaa) "Property"  means all real,  personal and other
property or assets acquired by the Partnership, and shall include the Projects and both tangible and intangible property.

                           (bbb) "PSA" means Public Storage,  Inc., a California
corporation.

                           (ccc) "PSA Affiliate"  means PSA and/or any Affiliate
of PSA (other than the Partnership) that is under the control of PSA. The General Partner shall be responsible for all activities performed hereunder by PSA Affiliates.

                           (ddd) "PSA  Affiliates  Operating  Costs"  means that
portion of (i) compensation and other personnel costs incurred by PSA Affiliates in the employment of their employees and (ii) all other overhead and general and administrative costs of all PSA Affiliates, which is allocable to the performance of services referred to in Section 5.4 with respect to Qualifying Projects, including costs attributable to properties considered for development by the Partnership but not acquired by it.

                           (eee) "PSA  Common  Shares"  means the  voting  class
shares of the Common Stock, $0.10 par value, of PSA.

                           (fff)  "Purchase  Notice"  shall have the meaning set
forth in Section 9.1 with respect to the "General  Partner  Purchase Notice" and
Section 9.6 with respect to the "Limited Partner Purchase Notice."

                           (ggg)  "Purchase  Notice Date" shall have the meaning
set forth in Section 9.1.

                           (hhh) "Qualifying  Project" means any PSA Affiliate's
real estate development project of which 50% or more of the net rentable square footage will consist of self-storage facilities and no part of the project would generate for the Limited Partner more than a de minimus amount of unrelated business taxable income under Section 511 of the Code. A Qualifying Project shall not include the renovation, expansion or replacement of a self-storage facility currently owned by a PSA Affiliate.

                           (iii) "Regulations" means the Income Tax Regulations,
including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (or any corresponding provisions of succeeding regulations).

                           (jjj) "Regulatory Allocations" shall have the meaning
set forth in Section 3.5(h).

                           (kkk)  "Securities  Act" means the  Securities Act of
1933, as amended (or any corresponding provisions of succeeding law).

                           (lll) "Stock  Shortfall" shall be determined upon the
liquidation of the Partnership or upon an election by the General Partner to exercise its option pursuant to Section 9.1, by first calculating the monthly rate of return, using monthly compounding, earned with respect to the Limited Partner's contributions to the Partnership, taking into account all distributions previously received, or to be received in the liquidation or sale pursuant to the option, including amounts received as guaranteed payments, without regard to whether a Stock Shortfall exists (that rate of return shall be the "Realized Rate of Return"). If the Realized Rate of Return is equal to or in excess of one twelfth of 10%, the Stock Shortfall shall be zero. If the Realized Rate of Return is less than one twelfth of 10%, but more than or equal to one twelfth of 7.5%, the Stock Shortfall shall be the amount that, when added to the distribution of Capital Proceeds or to the Net Equity, would increase the Realized Rate of Return to equal one twelfth of 10%. If the Realized Rate of Return is less than one twelfth of 7.5%, the Stock Shortfall shall be the amount that, when added to the distribution of Capital Proceeds or to the Net Equity, would increase the calculated Realized Rate of Return by one twelfth of 2.5%. The calculations set forth in Exhibit I illustrate how the Stock Shortfall is to be calculated.

                           (mmm)  "Transfer"  means, as a noun, any voluntary or
involuntary transfer, sale, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate or otherwise dispose of.

                           (nnn) "Working  Capital" means the sum of the initial
contributions made under Sections 2.2(a)(i) and 2.2(b)(i), as may be replenished from time to time, the outstanding balance of which shall at all times be invested in instruments backed by the United States Government.

                           (ooo) "Yield" means the projected  stabilized  annual
Net Operating Income of a Project or Projects divided by its or their total cost (including land cost), as determined in accordance with the financial projections and development costs in the form attached as Exhibit F-1 employing the same underwriting criteria and methodology used in generating the yields in the Initial Business Plan.

        2. PARTNERS; CAPITAL CONTRIBUTIONS

                  2.1 Partners. The names and addresses of the Partners are as follows:

                       General Partner:

                                    PSAF Development, Inc.
                                    c/o Public Storage, Inc.
                                    701 Western Avenue
                                    Glendale, CA 91201

                        Limited Partner:

                                    [Name and address of Limited Partner]

                  2.2  Capital  Contributions.2.2  Capital  Contributions.   The
Capital Contributions of the Partners shall be as follows:

                           (a) The Capital  Contributions of the General Partner
shall be as follows:

                                    (i)  On  the  Effective  Date,  the  General
Partner shall make an initial cash Capital Contribution of $3,000,000 for initial working capital.

                                    (ii)  On the  Effective  Date,  the  General
Partner shall contribute or cause to be contributed to the Partnership those Projects described in Exhibit A-1 hereto. The parties agree that with respect to such Projects, the General Partner's Capital Account shall be credited with the amount of $30,406,462, consisting of the amount of the expenditures made with respect to such Projects, prior to their contribution, for (A) Land Acquisition Costs, (B) Basic Development Costs and (C) PSA Affiliates Operating Costs (but only to the extent such PSA Affiliates Operating Costs do not exceed 4% of the Basic Development Costs). The parties agree that this Capital Account credit represents the agreed fair market value of those contributed assets.

                                    (iii)  From  time  to  time  as the  General
Partner shall contribute or cause to be contributed to the Partnership additional Qualifying Projects, the General Partner's Capital Account shall be credited with the amount of the expenditures made with respect to such Projects by PSA Affiliates (to the extent not previously reimbursed from Working Capital) for (A) Land Acquisition Costs, (B) Basic Development Costs and (C) PSA Affiliates Operating Costs (but only to the extent that such credit for PSA
Affiliates Operating Costs does not cause cumulative credits to the General Partner pursuant to this Agreement for PSA Affiliates Operating Costs to exceed 4% of the cumulative sum of Basic Development Costs). The parties agree that any such Capital Account credits represent the agreed fair market value of those contributed assets.

                                    (iv)  The   General   Partner   shall   make
additional Capital Contributions in cash up to 103% of 30% of all amounts required to pay Land Acquisition Costs and Basic Development Costs (including costs of initial operations and leaseup until a Project has achieved three consecutive months of positive Net Operating Income), in excess of the sum of the amounts credited to the General Partner for those costs pursuant to (ii) and
(iii) above and the amounts paid for those costs from reserves. The General Partner also shall be deemed to have contributed, and the General Partner's Capital Account will be credited, with the amount of that portion of any PSA Affiliates Operating Costs not previously credited pursuant to (ii) and (iii) above (but only to the extent that such credit of PSA Affiliates Operating Costs does not cause cumulative credits to the General Partner pursuant to this Agreement for PSA Affiliates Operating Costs to exceed 4% of the cumulative sum of Basic Development Costs). In addition to the Capital Contributions required by the first sentence of this Section 2.2(a)(iv), the General Partner shall make additional Capital Contributions in cash up to 30% of amounts required as needed on a Project-by-Project basis not to exceed the amount available in the Contingency Reserve.

                                    (v) The General  Partner  may, but shall not
be obligated to, make Capital Contributions from time to time in order to pay any accrued but unpaid Priority Returns to the Limited Partner hereunder, which amounts will be distributed to the Limited Partner pursuant to Section 2.2(e) below.

                                    (vi) In addition,  once the Limited  Partner
has funded: (A) its portion of Capital Contributions for a Project up to 103% of 70% of the Project Budgeted Costs required pursuant to Section 2.2(b) below, and
(B) its portion of Capital Contributions required under Section 2.2(b)(iv)(A) with reference to the last sentence of Section 2.2(a)(iv), the General Partner shall make additional cash Capital Contributions equal to any additional amounts required in connection with the development, ownership and operation of the Projects. The General Partner shall not use Operating Cash to pay such additional amounts.

                                    (vii)  In  the  circumstances  described  in
Section 10.3 below, the General Partner shall make a contribution as set forth in Section 10.3.

                           (b) The Capital  Contributions of the Limited Partner
shall be as follows:

                                    (i)  On  the  Effective  Date,  the  Limited
Partner shall make an initial cash Capital Contribution of $7,000,000 for initial working capital.

                                    (ii)  On the  Effective  Date,  the  Limited
Partner shall make an additional Capital Contribution in cash equal to 70% of the amount of the General Partner's Capital Contributions pursuant to Section 2.2(a)(ii) above, which amount will be distributed to the General Partner pursuant to Section 2.2(d) below.

                                    (iii)  The   Limited   Partner   shall  make
additional Capital Contributions in cash equal to 70% of the amount of the General Partner's Capital Contributions from time to time pursuant to Section 2.2(a)(iii) above, which amounts will be distributed to the General Partner pursuant to Section 2.2(d) below.

                                    (iv)  The   Limited   Partner   shall   make
additional Capital Contributions in cash equal to: (A) two and one third (2 1/3) times the amount of the Capital Contributions made by the General Partner from time to time pursuant to the first and last sentences of Section 2.2(a)(iv) above, and (B) 70% of the amount of the Capital Contributions credited to the General Partner from time to time pursuant to the second sentence of Section 2.2(a)(iv) above.

                           (c) Any  Capital  Contributions  required of Partners
pursuant to Sections 2.2(a)(iv), 2.2(b)(iii) and 2.2(b)(iv) above shall be set forth in written notices from the General Partner to the Partners in the form attached as Exhibit K hereto. Such notices shall contain a breakdown and supporting evidence of Land Acquisition Costs and Basic Development Costs, and a breakdown by Project and total showing Project Budgeted Costs, Actual Costs (with such supporting evidence as requested by the Limited Partner) and balance of cost to complete, together with any replenishment of Working Capital. Such notices shall be given on or about the 25th day of each month and shall estimate the Capital Contributions required for that month based on the Project Budgeted Costs. Notwithstanding anything herein to the contrary, the Limited Partner's obligation to make such Capital Contributions shall be limited to 103% of 70% of Project Budgeted Costs on a cumulative basis. Unused Working Capital reserves shall be applied to pay the final Project Budgeted Costs of the Partnership, which would otherwise be provided for by Capital Contributions. Such Capital Contributions shall be paid within ten Business Days of delivery of the applicable notice from the General Partner.

                           (d) Promptly  following the Capital  Contributions by
the Limited Partner pursuant to Sections 2.2(b)(ii) and 2.2(b)(iii) above, an amount equal to such Capital Contributions shall be distributed by the General Partner to the General Partner as a reduction in its Capital Contributions. Promptly following the Capital Contributions by the Limited Partner pursuant to
Section 2.2(b)(iv)(B), an amount equal to such Capital Contributions shall be distributed by the General Partner to the General Partner as a reduction in its Capital Contributions. The Partners acknowledge that these amounts will be
treated  as  contributed  to  the  Partnership  and  then   distributed  by  the
Partnership for purposes of this Agreement, notwithstanding that for federal income tax purposes the amounts perhaps could be recharacterized as if paid by the Limited Partner to the General Partner for an interest in the Properties which the Limited Partner then would be treated as contributing to the Partnership. Such a recharacterization, in the Partnership's circumstances, is not expected to produce materially differing consequences.

                           (e) Promptly  following any Capital  Contributions by
the General Partner pursuant to Sections 2.2(a)(v) and (vii) above, an amount equal to such Capital Contributions shall be distributed by the General Partner to the Limited Partner and shall be treated as deductible "guaranteed payments" for the use of capital for income tax purposes.

                           (f) All Capital  Contributions  required by the first
sentence of Section 2.2(a)(iv) shall be made pursuant to Project Budgeted Costs.

                  2.3 Extent of Liability. Except as otherwise provided by this Agreement or applicable law:

                           (a) A  Partner  shall not be  liable  for the  debts,
liabilities, contracts or any other obligations of the Partnership; and

                           (b) A  Partner  shall  be  liable  only to  make  the
Capital Contributions provided in Section 2.2 for Qualifying Projects approved under Section 6.2(b) and shall not be required to lend any funds to the Partnership.

Performance of any one or more of the acts specifically authorized for performance by the Limited Partner under this Agreement shall not in any way constitute the Limited Partner a general partner or impose any personal liability on the Limited Partner. The General Partner shall have no personal liability for the repayment of any Capital Contributions of the Limited Partner.

                  2.4 Other Matters.

                           (a) Except as otherwise  provided in this  Agreement,
no Partner shall demand or receive a return of its Capital Contributions or withdraw as a Partner from the Partnership without the consent of the General Partner and the Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

                           (b) No Partner shall receive any interest,  salary or
draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

        3. ALLOCATIONS

                  3.1 Profits. After giving effect to the special allocations set forth in Sections 3.3, 3.4 and 3.5, Profits for any Fiscal Year or other period shall be allocated to the Partners in the following order and priority:

                           (a)  First,   to  the  Limited   Partner   until  the
cumulative Profits allocated pursuant to this Section 3.1(a) and Gain from Sale allocated pursuant to Section 3.4(a) for the current and all prior Fiscal Years or other periods are equal to the cumulative Priority Return accrued for the Limited Partner from the Effective Date to the end of such Fiscal Year or other period less the amount of any guaranteed payments made pursuant to Section 2.2(e);

                           (b)  Second,   to  the  Limited   Partner  until  the
cumulative Profits allocated pursuant to this Section 3.1(b) and Gain from Sale allocated pursuant to Section 3.4(b) for the current and all prior Fiscal Years or other periods are equal to the cumulative Losses allocated to the Limited Partner pursuant to Section 3.2 for all prior Fiscal Years or other periods;

                           (c)  Third,   to  the  General   Partner   until  the
cumulative Profits allocated pursuant to this Section 3.1(c) and Gain from Sale allocated pursuant to Section 3.4(c) for the current and all prior Fiscal Years or other periods are equal to the cumulative Losses allocated to the General Partner pursuant to Section 3.2 for all prior Fiscal Years or other periods;

                           (d)  Fourth,   to  the  General   Partner  until  the
cumulative Profits allocated pursuant to this Section 3.1(d) for the current and all prior Fiscal Years or other periods are equal to the cumulative distributions received by the General Partner pursuant to Section 4.1(b) from the Effective Date to the end of such Fiscal Year or other period; and

                           (e) Fifth,  the remaining  balance,  if any, shall be
allocated among the Partners in proportion to their Percentage Interests.

                  3.2 Losses. After giving effect to the special allocations set forth in Sections 3.3, 3.4 and 3.5, Losses for any Fiscal Year or other period shall be allocated in the following order and priority:

                           (a)  First,   to  the  General   Partner   until  any
additional allocation would cause the General Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year;

                           (b)  Second,   to  the  Limited   Partner  until  any
additional allocation would cause the Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year; and

                           (c)  Third,  any  remaining  Losses  to  the  General
Partner.

                  3.3 Special Allocations to the General Partner. The following special allocations shall be made:

                           (a) Items of gross loss or expense shall be allocated
to the General Partner until the cumulative allocations pursuant to this Section 3.3(a) equal the aggregate Capital Contributions made by the General Partner pursuant to Section 2.2(a)(vi).

                           (b) All Depreciation shall be specially  allocated to
the General Partner.

                           (c) All deductions  for any guaranteed  payments made
to the Limited Partner pursuant to Section 2.2(e) shall be specially allocated to the General Partner.

                  3.4 Gain from Sale. All Gain from Sale shall be allocated in the following order:

                           (a)  First,   to  the  Limited   Partner   until  the
cumulative Gain from Sale allocated pursuant to this Section 3.4(a) and Profits allocated pursuant to Section 3.1(a) for the current and all prior Fiscal Years or other periods are equal to the cumulative Priority Return accrued for the Limited Partner from the Effective Date to the end of such Fiscal Year or other period less the amount of any guaranteed payments made pursuant to Section 2.2(e);

                           (b)  Second,   to  the  Limited   Partner  until  the
cumulative Gain from Sale allocated pursuant to this Section 3.4(b) and Profits allocated pursuant to Section 3.1(b) for the current and all prior Fiscal Years or other periods are equal to the cumulative Losses allocated to the Limited Partner pursuant to Section 3.2 for all prior Fiscal Years or other periods

                           (c)  Third,   to  the  General   Partner   until  the
cumulative Gain from Sale allocated pursuant to this Section 3.4(c) and Profits allocated pursuant to Section 3.1(c) for the current and all prior Fiscal Years or other periods are equal to the cumulative Losses allocated to the General Partner pursuant to Section 3.2 for all prior Fiscal Years or other periods;

                           (d)  Fourth,   to  the  General   Partner  until  the
cumulative Gain from Sale allocated pursuant to this Section 3.4(d) is equal to the cumulative allocations of Depreciation and deductions for guaranteed payments made pursuant to Section 3.3(b) and (c), excluding any guaranteed payments deductions attributable to Capital Contributions made pursuant to
Section 2.2(a)(vii).

                           (e)  Fifth,   to  the  General   Partner   until  the
cumulative Gain from Sale allocated pursuant to this Section 3.4(e) and Profits allocated pursuant to Section 3.1(e) for the current and all prior Fiscal Years or other periods are equal to the cumulative Priority Return accrued for the General Partner from the Effective Date to the end of such Fiscal Year or other period;

                           (f) Sixth,  70% to the Limited Partner and 30% to the
General Partner until the cumulative Gain from Sale allocated to the Limited Partner pursuant to this Section 3.4(f) for the current and all prior Fiscal Years or other periods is equal to the cumulative distributions made (or expected by the Partners to be made) to the Limited Partner pursuant to Section 4.2(e);

                           (g)  Seventh,  50% to the Limited  Partner and 50% to
the General Partner until the cumulative Gain from Sale allocated to the Limited Partner pursuant to this Section 3.4(g) for the current and all prior Fiscal Years or other periods is equal to the cumulative distributions made (or expected by the Partners to be made) to the Limited Partner pursuant to Section 4.2(f);

                           (h) Eighth, 10% to the Limited Partner and 90% to the
General Partner until the cumulative Gain from Sale allocated to the Limited Partner pursuant to this Section 3.4(h) for the current and all prior Fiscal Years or other periods is equal to the cumulative distributions made (or expected by the Partners to be made) to the Limited Partner pursuant to Section 4.2(g); and

                           (i) Finally, 100% to the General Partner.

Sections 3.4(f) - (h) shall be applied based on the assumption that all Capital Proceeds will be distributed pursuant to Section 4.2, rather than Section 10.2(c).

                  3.5 Regulatory Special Allocations. The following special allocations shall be made in the following order:

                           (a) Minimum  Gain  Chargeback.  Except as provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.5(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                           (b) Partner Nonrecourse Debt Minimum Gain Chargeback.
Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3 except Section 3.5(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.5(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                           (c) Qualified Income Offset. In the event any Partner
unexpectedly receives any adjustments, allocations or distributions described in
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.5(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.5(c) were not in this Agreement.

                           (d) Gross Income Allocation. In the event any Partner
has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 3.5(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been tentatively made as if Section 3.5(c) and this Section 3.5(d) were not in the Agreement.

                           (e) Nonrecourse  Deductions.  Nonrecourse  Deductions
for any Fiscal Year or other period shall be specially allocated to the General Partner.

                           (f)  Partner  Nonrecourse  Deductions.   Any  Partner
Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                           (g)  Section  754   Adjustment.   To  the  extent  an
adjustment to the adjusted tax basis of any  Partnership  asset pursuant to Code
Section  734(b) or Code  Section  743(b) is  required,  pursuant to  Regulations
Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section  1.704-1(b)(2)(iv)(m)(4),
to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                           (h) Curative  Allocations.  The allocations set forth
in Sections 3.5(a) through (g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this
Section 3.5(h). Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner the Partners determine appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 3.5(h), the Partners shall take into account future Regulatory Allocations under Sections 3.5(a) and 3.5(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.5(e) and 3.5(f).

                  3.6 Other Allocations Rules.

                           (a) Except as  otherwise  provided,  all  Profits and
Losses allocated to the Partners shall be allocated among them in proportion to their Percentage Interests.

                           (b) For purposes of determining  the Profits,  Losses
or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                           (c) Except as otherwise  provided in this  Agreement,
all items of Partnership income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

                           (d) Solely for  purposes of  determining  a Partner's
proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), any such liabilities shall be allocated solely to the General Partner, consistent with the General Partner's share of profits pursuant to Section 3.4(i).

                           (e) To the extent permitted by Section  1.704-2(h)(3)
of the Regulations, the General Partner shall endeavor to treat distributions of Operating Cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

                  3.7 Tax Allocations:  Code Section 704(c).3.7 Tax Allocations:
Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.8(aa)(i)).

                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.8(aa)(ii), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses other items or distributions pursuant to any provision of this Agreement.

        4. DISTRIBUTIONS

                  4.1 Operating Cash. Except as otherwise provided in Section 10, Operating Cash, if any, shall be distributed to the Partners monthly, on the 15th day of each month or next Business Day if the 15th day is not a Business Day, for the preceding month, or at such other times as the Partners may determine in the following order and priority:

                           (a) First,  to the Limited Partner in an amount equal
to the excess of (i) the aggregate Priority Return of the Limited Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.1(a), over (ii) the sum of all prior distributions to the Limited Partner pursuant to this
Section 4.1(a), Section 4.2(a) and Section 2.2(e);

                           (b) Second, to the General Partner in an amount equal
to the Priority Return of the General Partner accrued for the calendar month immediately preceding the date of distribution pursuant to this Section 4.1(b); and

                           (c) Third,  the  balance,  if any, to the Partners in
proportion to their Percentage Interests.

                  4.2 Capital Proceeds. Capital Proceeds, if any, shall be distributed to the Partners on the third Business Day after a sale or financing or at such other times as the Partners may determine in the following order and priority:

                           (a) First,  to the Limited Partner in an amount equal
to the excess of (i) the aggregate Priority Return of the Limited Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.2(a), over (ii) the sum of all prior distributions to the Limited Partner pursuant to Sections 4.1(a), 4.1(c), 4.2(a) and 2.2(e) (including analogous distributions made pursuant to Sections 10.2 and 10.3);

                           (b) Second, to the Limited Partner in an amount equal
to the excess of (i) the Limited Partner's Capital Contribution over (ii) the sum of all prior distributions to the Limited Partner pursuant to this Section 4.2(b) (including analogous distributions made pursuant to Sections 10.2 and 10.3);

                           (c) Third,  to the General Partner in an amount equal
to the excess of (i) the aggregate Priority Return of the General Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.2(c), over (ii) the sum of all prior distributions to the General Partner pursuant to Sections 4.1(b), 4.1(c) and 4.2(c) (including analogous distributions made pursuant to Section 10.2);

                           (d) Fourth, to the General Partner in an amount equal
to the excess of (i) the General Partner's Capital Contributions, other than pursuant to Sections 2.2(a)(vi) and (vii), over (ii) the sum of all prior distributions to the General Partner pursuant to Sections 4.2(d) and 2.2(d) (including analogous distributions made pursuant to Section 10.2);

                           (e) Fifth,  70% to the Limited Partner and 30% to the
General Partner until all amounts distributed to the Limited Partner pursuant to this Agreement (including any guaranteed payments made pursuant to Section 2.2(e)) equal the sum of the Limited Partner's Capital Contributions and the aggregate Priority Return of the Limited Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.2(c), with the Priority Return for purposes of this
Section 4.2(e) computed using monthly compounding at the monthly rate of one twelfth of 10 1/2%;

                           (f) Sixth,  50% to the Limited Partner and 50% to the
General Partner until all amounts distributed to the Limited Partner pursuant to this Agreement (including any guaranteed payments made pursuant to Section 2.2(e)) equal the sum of the Limited Partner's Capital Contributions and the aggregate Priority Return of the Limited Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.2(f), with the Priority Return for purposes of this
Section 4.2(f) computed using monthly compounding at the monthly rate of one twelfth of 11%;

                           (g)  Seventh,  10% to the Limited  Partner and 90% to
the General Partner until all amounts distributed to the Limited Partner pursuant to this Agreement (including any guaranteed payments made pursuant to

Section 2.2(e)) equal the sum of the Limited Partner's Capital Contributions and the aggregate Priority Return of the Limited Partner accrued from the Effective Date to the end of the calendar month immediately preceding the date of distribution pursuant to this Section 4.2(g), with the Priority Return for purposes of this Section 4.2(g) computed using monthly compounding at the monthly rate of one twelfth of 11 1/2%; and

                           (h) Finally, 100% to the General Partner.

                  4.3 Amounts Withheld. If required by applicable law, the General Partner shall cause the Partnership to withhold such amounts as may be required from any payment or distribution from the Partnership to a Partner, and the General Partner shall remit such amounts on a timely basis to the tax authority or other entity entitled to them. Any (a) amounts so withheld or (b) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Partners, shall be treated as amounts distributed to the Partners pursuant to this Section 4 for all purposes. The General Partner shall allocate any such amounts among the Partners in accordance with applicable law.

        5. MANAGEMENT

                  5.1 Managing Partner.5.1 Managing Partner. The Partnership shall be managed by the General Partner. The Limited Partner shall not participate in the management of the Partnership's business, and shall have no power to bind or act on behalf of the Partnership.

                  5.2 Authority of Managing Partner5.2 Authority of Managing Partner. The General Partner shall have, subject to the control of the Partners to the extent (and only the extent) provided herein, supervision, direction and control of the business of the Partnership. Subject to the limitations and restrictions set forth in this Agreement, the General Partner shall act on behalf of the Partnership in all matters affecting the management and supervision of the Partnership and its business affairs, and shall have all rights and powers generally conferred by law or otherwise necessary, advisable or consistent therewith. Without limiting the scope of the foregoing, the Partners agree and acknowledge that it is their intention and desire to confer upon the General Partner, to the fullest extent permissible under the Act and other provisions of applicable law, and subject only to the express limitations set forth in Section 5.3, full power and authority relative to any and all matters relating to or affecting the Partnership and its affairs.

                       Notwithstanding any provision of this Agreement, including without limitation Section 5.3, any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

                           (a)  The  identity  of  the  General  Partner  or any
Partner;

                           (b) The  existence  or  nonexistence  of any  fact or
facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

                           (c) The  Persons  who are  authorized  to execute and
deliver any instrument or document of the Partnership; or

                           (d) Any act or failure to act by the  Partnership  or
any other matter whatsoever involving the Partnership or any Partner.

                  5.3 Limitations on Rights and Powers5.3Limitations on Rights and Powers. Except by the unanimous consent of the Partners, the General Partner shall not have authority to:

                           (a) Require  additional  Capital  Contributions to be
made to the Partnership in addition to the Capital Contributions required to be made pursuant to Section 2.2;

                           (b) Enter into or commit to any agreement,  contract,
commitment or obligation on behalf of the Partnership obligating the Limited Partner to contribute additional capital, to make or guarantee a loan or to increase the Partner's liability either to the Partnership or to third parties;

                           (c) Receive or permit any Partner or  Affiliate  of a
Partner to receive any fee or rebate except as set forth in Section 5.5, or to participate in any reciprocal business arrangements that would have the effect of circumventing any of the provisions of this Agreement;

                           (d) Materially alter the business of the Partnership;

                           (e) Do any act in contravention of this Agreement;

                           (f) Possess  Property,  or assign  rights in specific
Property, for other than a Partnership purpose; or

                           (g) Admit any Person as a Partner.

Except as otherwise contemplated by this Agreement or provided for in the Initial Business Plans, no action specified on the attached Exhibit B shall be taken by the General Partner without approval of the Partners.

                  5.4  Project  Development.   All  phases  of  site  selection,
development and construction of Projects shall be carried out by employees of PSA Affiliates and independent contractors engaged by the General Partner for and on behalf of the Partnership. In order for any Qualifying Project to be contributed to or acquired by the Partnership, and before the Limited Partner shall have to make any Capital Contribution for such a Qualifying Project under
Section 2.2(b), the General Partner shall complete all the items listed on the acquisition checklist attached as Exhibit C to the satisfaction of the Investment Committee. For any Project other than those listed on Exhibits A-1 and A-2, plans and specifications shall be reviewed by a third-party consultant acceptable to the Limited Partner and shall be paid for by the Partnership not to exceed $1,500 per Project, with any excess being paid for by the Limited Partner. Copies of the final title policy in the amount of the Project Budgeted Costs, deed into the Partnership and closing statement for the acquisition shall be furnished to the Limited Partner's advisor and attorneys within 30 days after payment of the initial Capital Contribution for a Project. A copy of an as built survey shall be furnished to such advisor and attorneys on or before the date a Project becomes a Completed Project. The General Partner and the Limited Partner shall attempt, to the extent feasible, to develop an approved list of architects and environmental consultants for the Projects. PSA Affiliates shall be responsible for arranging, supervising and coordinating all activities, purchases and services associated with the development of each Qualifying Project which is or is to become a Project including, without limitation, the following:

                           (a) Review and  analysis of the  suitability  for the
Partnership of each Qualifying Project;

                           (b)  Negotiation  and  documentation  of the terms of
each acquisition of property for development;

                           (c) Conduct of such "due  diligence" and obtaining of
such studies, reports and approvals as are required in connection with the prospective acquisition of each property, including a review and studies, reports and approvals, as required, as to soils, environmental issues, title and survey matters, zoning and other land use issues and economic feasibility;

                           (d) Obtaining of necessary building permits and other
approvals required for development;

                           (e)  Negotiation  and closing of the  acquisition  of
each Qualifying Project;

                           (f)  Coordination  with  planners  and  engineers  on
matters relating to the design of each Qualifying Project and any modifications thereof;

                           (g) Coordination with contractors regarding costs and
performance of construction and other development activity;

                           (h)  Negotiation and preparation for execution by the
Partnership, or for the account of the Partnership, by PSA Affiliates of construction contracts and other contracts for the supply of services and/or material necessary to perform and complete the development of each Project;

                           (i)  Negotiation,  preparation  and  execution of all
change orders;

                           (j) Review and approval of  applications  for payment
submitted by contractors in connection with the development of each Project and maintenance of accurate and complete books of account and other records relating thereto;

                           (k)  Negotiation  with  suppliers  of major  building
components, if any, where such items are not covered by a general construction contract, and purchase of such components;

                           (l)  Performance of normal  business  functions of an
owner of property in administering all aspects of the development of each Project (including property acquisition);

                           (m) If necessary,  and not performed  under a general
contract, submission of applications to utility companies and municipal and governmental authorities for, and obtaining of, agreements relating to utility and sewer easements and the provision of adequate utility and sewer service to each Project; and

                           (n) The  engagement of such  independent  contractors
and professional firms including, but not limited to, construction firms, architects, environmental consultants, engineers, architects and attorneys, as may be required or appropriate in connection with the foregoing, it being understood and agreed that virtually all of the activity described above in this
Section 5.4 will be undertaken by independent contractors and firms whose charges will be borne by PSA Affiliates or by the Partnership as herein provided.

                  5.5 Compensation and Reimbursement. Subject to the limitations provided herein, PSA Affiliates shall be entitled to receive the following compensation and reimbursement from the Partnership:

                           (a) The  Partnership  shall enter into the Management
Agreement in the form attached as Exhibit D (provided that in the event of any conflict between the Management Agreement and this Agreement, this Agreement shall prevail) relative to the operation and management of each Project, pursuant to which PSA Affiliates shall be entitled to receive a management fee equal to 6% of gross operating revenues from each Project (not including revenue earned pursuant to the Master Lease Agreement referred to in Section 5.5(e) below or any revenue earned with respect to truck rental operations undertaken at the Projects);

                           (b)  In  connection  with  the  development  of  each
Project, PSA Affiliates shall be entitled to reimbursement for Land Acquisition Costs, Basic Development Costs and PSA Affiliates Operating Costs as and to the extent provided in Section 2.2;
                                       24

                           (c)   PSA    Affiliates    shall   be   entitled   to
reimbursement, on submission of an itemized account, of all sums paid to unaffiliated Persons for goods and materials for the direct benefit of the Partnership;

                           (d) PSA Affiliates shall be entitled to reimbursement
for the direct personnel cost (without overhead) for tax preparation and other services provided for the conduct of the Partnership's affairs, including preparation of reports to the Limited Partner, as distinguished from acquisition, development, operation and management of the Projects, provided such cost does not exceed the amount the Partnership would be required to pay other Persons not affiliated with the General Partner for comparable services; and

                           (e) The Partnership shall enter into the Master Lease
Agreement in the form attached as Exhibit E relative to the lease of space to the General Partner or its Affiliate in the Projects for retail storage related uses involving the general public and self-storage tenants.

Except as expressly provided for in this Section 5.5 or otherwise approved by the Partners, no payment shall be made by the Partnership to a PSA Affiliate for services of such PSA Affiliate or any officer or employee thereof.

                  5.6 Hazardous Materials.

                           (a) The General Partner shall use its best efforts to
keep and maintain the Property in compliance with, and to not cause, and shall use its reasonable efforts to not permit, the Property to be in violation of, any Hazardous Materials Laws. The General Partner shall not use, generate, manufacture, store or dispose of on, under or about the Property or transport to or from the Property (and shall use its reasonable efforts not to permit anyone else to do any of the foregoing) in violation of any Hazardous Material Laws.

                           (b) The General Partner shall immediately  advise the
Partners in writing of (i) any and all enforcement, cleanup, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any Hazardous Materials Laws of which actions the General Partner has actual knowledge; (ii) all claims made or threatened by any third party against the Partnership or any Partner or the Property relating to damage, loss or injury resulting from, or contribution, cost recovery or compensation for, any

Hazardous Materials, of which claims the General Partner has actual knowledge (the matters set forth in clauses (i) and (ii) above are collectively referred to in this Agreement as "Hazardous Materials Claims"); and (iii) the General Partner's actual knowledge of any occurrence or condition on any real property adjoining or in the vicinity of the Property that the General Partner knows could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws.

                           (c)  Without  the  prior  written   approval  of  all
Partners, the General Partner shall not take any remedial action in response to the presence of any Hazardous Materials on, under or about the Property, nor enter into any settlement agreement, consent decree other compromise in respect to any Hazardous Materials Claims; provided, however, that the prior approval of all Partners shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Property, in the reasonable belief of the General Partner, either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not possible to obtain such Partners' approval before taking such action, provided that in such event the General Partner shall notify all Partners as soon as practicable of any action so taken. All Partners agree not to withhold their approval, where approval is required under this Agreement, if either (i) a particular remedial action is ordered by a court of competent jurisdiction, or (ii) the General Partner establishes to the satisfaction of the Partners that there is no reasonable alternative to such remedial action which would result in less impairment of the value of the Property.

        6. ACTION BY PARTNERS; INVESTMENT COMMITTEE

                  6.1 Action by Partners. No annual or regular meetings of the Partners are required to be held. However, meetings of the Partners may be held if called by the General Partner or any Partner upon at least four Business Days' prior written notice. Any consents required of the Partners hereunder shall be in writing and shall be filed by the General Partner with the books and records of the Partnership.

                  6.2 Investment Committee.6.2 Investment Committee.

                           (a)  The   Partnership   shall  have  an   investment
committee (the "Investment Committee") which shall consist of three members, two of whom shall be appointed by the Limited Partner as its representatives and one of whom shall be appointed by the General Partner as its representative. Initially, the Limited Partner appoints [two representives of Limited Partner] and the General Partner appoints Hugh W. Horne, as the members of the Investment Committee. In the event of the death or resignation of any member of the Investment Committee or the removal of any member of the Investment Committee by the Partner who appointed the same, the Partner originally appointing such member of the Investment Committee shall have the right to appoint his or her successor as its representative.

                           Meetings of the members of the  Investment  Committee
shall be held by conference telephone or at the principal executive office of the Partnership or another appropriate and convenient location designated by the General Partner. Meetings may be called at any time by the General Partner or by any member of the Investment Committee upon at least seven Business Days' prior written notice. Alternatively, any action requiring approval or consent of the Investment Committee may be taken in writing, executed by any two of the three members of the Investment Committee, provided one of the two members is the General Partner's representative. Any action requiring approval or consent of the Investment Committee will be deemed to mean approval or consent by a majority of the Investment Committee members.

                           (b) Subject to Section 6.2(c),  in the event that any
PSA Affiliate desires to develop a Qualifying Project before the earlier of (i) the third anniversary of the Effective Date or (ii) the date the Partnership has undertaken Projects that require or would require total Capital Contributions at completion from Partners in excess of $220,000,000 (plus 3% of such amount, to the extent expended in funding cost overruns), then the General Partner shall afford the Partnership the first right and opportunity to develop and own the proposed Qualifying Project on the terms and conditions set forth in this Agreement.

                                    (i) In such case, the General  Partner shall
provide to the members of the Investment Committee a detailed description of the Qualifying Project, including any costs for which the General Partner's Capital Account is to be credited under Section 2.2(a)(iii), preliminary financial projections and development costs in the form attached as Exhibit F-1 and such other pertinent information as the Investment Committee shall reasonably request. Upon receipt thereof, the Investment Committee shall have the option, to be exercised within 30 days, to give approval for the Qualifying Project to be undertaken by the Partnership as a Project. The Qualifying Projects described on Exhibit A-2 hereto shall be deemed to have been approved by the Investment Committee, subject to Section 6.2(b)(iii).

                                    (ii) In the event the  Investment  Committee
shall not timely elect to, or elects not to, have the Qualifying Project included as a Project subject to the terms of this Agreement, PSA Affiliates shall be free to develop such Qualifying Project outside of the Partnership, in which event the Partnership and the Limited Partner shall have no further rights or interests therein. In the event there shall be a 10% or greater change in the aggregate costs or in the net rentable square footage of such Qualifying Project (as compared to the information submitted under Section 6.2(b)(i)), then the Qualifying Project shall be resubmitted to the Investment Committee pursuant to this Section 6.2(b).

                                    (iii) If a  Qualifying  Project is  approved
based on the information submitted under Section 6.2(b)(i), the General Partner shall thereafter provide to the members of the Investment Committee finalized estimates of development costs and costs of funding any deficiency in Net Operating Income until the Project experiences three consecutive months of positive monthly Net Operating Income (such final estimates for a Project being referred to as "Project Budgeted Costs") and stabilized yield-on-cost projections in the form attached as Exhibit F-2. In the event those finalized estimates reflect a 10% or greater change in the Project Budgeted Costs or net rentable square footage, or a reduction of over 25 basis points in Yield, of any Project as compared to the information submitted under Section 6.2(b)(i) (or a 10% or greater change in the Project Budgeted Costs or reduction of over 12 1/2 basis points in Yield for those Projects described on Exhibit A-2), then such change must be approved by the Investment Committee for such Qualifying Project to be included as one of the Projects subject to the terms of this Agreement.

                           (c) The Partnership's first right to develop Projects
under Sections 1.7(b) and 6.2(b) shall terminate if the General Partner shall have presented eight consecutive Qualifying Projects to the Investment Committee that each have a Yield of 11% per year or more, and the Investment Committee shall not have caused any of such Qualifying Projects to be included as a Project pursuant to this Agreement.

                           (d) The General  Partner  shall  prepare and submit a
Business Plan to the Investment Committee on or before November 15 of each Fiscal Year that shall apply to the twelve-month period beginning on January 1 of the subsequent Fiscal Year. The Annual Business Plan shall include an estimated budget for each Completed Project for the subsequent Fiscal Year and a report aggregating all such information for all Completed Projects.

                           (e)  The  General   Partner   shall  provide  to  the
Investment Committee any report that any member might reasonably request, if available without significant cost or effort, including, but not limited to, analyses of the Properties and the market, market rent surveys, tenant traffic reports, tenant turnover statistics, tenant demographic profiles, projected market values, projected income and expense statements, projected cost breakdowns and cash flow analyses, summaries of the overall plan of operations and contemplated transactions, insurance coverages and the like applicable to the Properties.

                  6.3 Investment Programs. In the event that during the first 12 months after the PSA Affiliates are no longer required to afford to the Partnership the first right to develop and own Qualifying Projects, any PSA Affiliate develops a program for institutional investors to develop and own self-storage facilities, such PSA Affiliate will provide the Limited Partner with information concerning such program and will first negotiate in good faith with the Limited Partner concerning its participation in such program before approaching other institutional investors.

        7. BOOKS AND RECORDS; FISCAL MATTERS

                  7.1 Books and Records. The Partnership shall keep adequate financial books and records in accordance with generally accepted accounting principles. The books and records shall be kept at the principal executive office of the Partnership and shall set forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or its designated representative shall have the right, at any reasonable time during ordinary business hours, to have access to and inspect and copy the contents of any of the Partnership's books and records (financial or otherwise) and records of any PSA Affiliates relating to the Projects. The Partnership shall not, without the consent of the Partners, which shall not be unreasonably withheld or delayed, vary the Partnership's accounting methods, change its Fiscal Year or make other major decisions with respect to treatment of various transactions for bookkeeping or accounting purposes.

                  7.2 Reports. The General Partner shall furnish to each Partner, at the expense of the Partnership, such statements and reports of the Partnership as the Partners may determine or which may be required under the Act, including the following:

                           (a)  within  25  days  of  the  end  of  each  month,
operating statements for each of the Projects for such month, including occupancy reports, a consolidated operating statement of the Projects for that month and a statement detailing Partnership investment of funds;

                           (b)  within 40 days of the end of each of the  fiscal
quarters of each Fiscal Year, a balance sheet, a profit and loss statement, a statement of cash flows and a statement of changes in partner's capital accounts, which statements need not be audited but shall be prepared in accordance with generally accepted accounting principles (except that quarterly statements need not include footnotes), and shall be certified as fairly presenting the financial results by the chief financial officer of the General Partner;

                           (c)  within 40 days of the end of each of the  fiscal
quarters of each Fiscal Year, a report setting forth the variance between the Project operating budget and actual results on a Project and consolidated basis; and

                           (d)  within 90 days of the end of each  Fiscal  Year,
audited financial statements of the Partnership for such Fiscal Year certified by Ernst & Young LLP or such other so-called "Big Six" firm of independent public accountants as may be approved by the Investment Committee.

                  Examples of the reports  required by Section  7.2(a),  (b) and
(c) are attached hereto as Exhibit M.

                  7.3 Tax Information. The General Partner shall cause the Partnership accountants to prepare and file on a timely basis all income and other tax returns of the Partnership. The General Partner shall have the accounting firm that audits the Partnership's financial statements or another accounting firm approved by the Investment Committee review and sign as preparer the Partnership's Federal and state income tax returns. The General Partner shall submit such Federal income tax returns to the Limited Partner for the Limited Partner's review at least ten Business Days before filing such returns. The General Partner shall furnish to the Limited Partner a copy of such return, together with any schedules or other information which each Partner may reasonably require in connection with such Partner's own tax affairs within 90 days of the end of each Fiscal Year.

                  7.4 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year.

                  7.5 Tax Matters Partner. The General Partner is hereby designated by the Partners as, and shall be specifically authorized to act as, the "Tax Matters Partner" under the Code and in any similar capacity under state or local law, and to expend Partnership funds for professional services and costs associated therewith.

                  7.6 Tax  Elections  Made by  Managing  Partner.2  The  General
Partner on behalf of the Partnership may make any and all elections for tax purposes with respect to the Partnership, with the consent of the Limited Partner, which consent will not be unreasonably withheld or delayed. At the request of any Partner, the Partnership will make an election under Code Section 754

                  7.7 Taxation as a Partnership. The Partners will use their best efforts to cause the Partnership to be treated as a partnership for income tax purposes.

                  7.8 Avoidance of Unrelated Business Taxable Income.The General Partner acknowledges that the Limited Partner generally expects to be exempt from federal income taxes, and wishes to avoid receipt of income that otherwise would be considered unrelated business taxable income. Accordingly, the General Partner shall use its best efforts to conduct the Partnership's operations at all times in a manner that will avoid subjecting the Limited Partner or any Affiliate to regular corporate income tax or to tax on "unrelated business taxable income" under Section 511 of the Code. In furtherance of the foregoing

(and not in limitation thereof), notwithstanding any other provision herein to the contrary, absent specific written approval of the Limited Partner, the Partnership shall conduct its operations in accordance with the following provisions at all times:

                           (a) The  Partnership's  business  shall be limited to
owning, operating, and disposing of the Projects. The Partnership shall not engage in any other business activities.

                           (b) The  Partnership  shall not incur or continue any
"acquisition indebtedness" as defined in Section 514 of the Code.

                           (c) The  Partnership  shall be a lessor  of  personal
property only if the rents attributable to such personal property are an incidental amount of the total rents received or accrued under a lease of real property within the meaning of Section 512(b)(3)(A)(ii) of the Code.

                           (d) The  Partnership's  lease  agreements  shall  not
provide for rents that depend in whole or in part on the income or profits derived by any Person from the leased property.

                           (e) The  Partnership  shall not  provide  services to
lessees of the Property, other than services that are usually or customarily rendered in connection with the rental of space for occupancy only.

                           (f) The Partnership shall not hold property primarily
for sale to customers in the ordinary course of business or hold stock in trade or property of a kind which would be included in inventory if on hand at the close of its taxable year.

        8. TRANSFER OF INTERESTS

                  8.1 Transfer of Interest of General Partner8.1 Transfer of Interest of General Partner. The General Partner shall not Transfer all or any portion of its Interest in the Partnership except in connection with the merger or reorganization of the General Partner into another entity or the transfer of all or substantially all the assets of, or ownership in, the General Partner or the assumption of the rights and obligations of the General Partner by another entity in connection with any such transaction.

                  8.2 Transfer of Interest of Limited Partner 8.2 Transfer of Interest of Limited Partner. The Limited Partner shall not Transfer all or any portion of its Interest unless all of the following conditions are satisfied, in which event the transferee of such Interest shall be admitted as a Limited
Partner:

                           (a) Such transfer is approved by the General  Partner
and each Partner.

                           (b) The transferor  and transferee  shall execute and
deliver to the Partnership such documents and instruments of transfer as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement as a Partner. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

                           (c) The transferor  shall furnish to the  Partnership
an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, that the Transfer will not cause the Partnership to terminate for federal income tax purposes or that such a termination will not have a significant adverse effect on the Partnership or its Partners.

                           (d) The transferor  and transferee  shall furnish the
Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

                           (e)  Either  (i) such  Transfer  shall be  registered
under  the  Securities  Act of  1933,  as  amended,  and  any  applicable  state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Partnership, to the effect that such Transfer is exempt from all applicable registration and qualification requirements and that such Transfer will not violate any applicable laws regulating the sale of securities.

                  8.3 Prohibited Transfers. Any purported Transfer of an Interest not satisfying the requirements of Section 8.2 shall be null and void and of no effect whatever; provided that, if the Partnership is required by proper authority to recognize a Transfer not satisfying the requirements of
Section 8.2, the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership. Except as otherwise required under the Act, such transferee shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a Partner under the Act or this Agreement until such time, if at all, that it is admitted as a Partner. In the case of a Transfer or attempted Transfer of an Interest that is not a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Partnership and all Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

                  8.4 Representations; Legend. Each Partner hereby represents and warrants to the Partnership and the Partners that such Partner's acquisition of an Interest hereunder is made as principal for such Partner's own account and not for resale or distribution of such Interest. Each Partner further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, or any other document or instrument evidencing ownership of
Interests:

                       The Interest represented by this document has not been registered under any securities laws and the transferability of such Interest is restricted. Such Interest may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Interest by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

                       The Interest represented by this document is subject to restriction as to its sale, transfer, hypothecation or assignment as set forth in the Limited Partnership Agreement of PSAF Development Partners, L.P. and agreed to by each Partner. Said provision restricts, among other things, the right of any transferee to become a Partner. Said Agreement further provides for an option to purchase the Interest represented by this document under certain circumstances described therein.

                  8.5 Distributions and Allocations in Respect to Transferred Interests. If any Interest is sold, assigned or transferred during any accounting period in compliance with the provisions of this Section 8, Profits, Losses, each item thereof and all other items attributable to the transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the transferring Partners. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within 30 days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest. Neither the Partnership, the General Partner nor the Partners shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 8.5, whether or not the Partnership, the General Partner or the Partners have knowledge of any transfer of ownership of any Interest.

                  8.6 Right to Transfer. Notwithstanding anything herein to the contrary, both the General Partner and Limited Partner shall have the right to Transfer their Interests to an Affiliate, provided that such Transfer shall not relieve such Partner of its obligations under this Agreement.

        9. OPTIONS TO PURCHASE

                  9.1 General Partner's Option to Purchase. The General Partner shall have the right and option (but not the obligation) to purchase all of the Interest of the Limited Partner on the terms and conditions set forth in this
Section 9. The option granted pursuant to this Section may be exercised by the General Partner by delivery of a notice (the "General Partner Purchase Notice") to the Limited Partner at any time within the two year period commencing the later of: (i) three years from the date final certificates of occupancy (or their equivalents) have been received for 90% (calculated on the basis of relative net rentable square footage) of the Projects, or (ii) April 10, 2002 (the date the General Partner Purchase Notice is delivered will be the "Purchase Notice Date"). As a condition to exercise of the option granted pursuant to this
Section 9.1, the General Partner agrees that any PSA Common Shares to be issued to the Limited Partner hereunder (i) will be registered under the Securities Act on Form S-3, Form S-4 or otherwise either at the time of issuance or no later than 30 days after such issuance, and (ii) will be approved for listing on the Exchange upon official notice of issuance. If the General Partner exercises its option and the General Partner determines that it does not wish to continue to hold an ownership interest in certain of the Projects, the Partners agree to cooperate to have the Partnership dispose of those Projects.

                  9.2 Consideration.

                           (a) The purchase consideration payable by the General
Partner to the Limited Partner shall be the Net Equity of the Limited Partner's Interest determined as follows. As to the amount of the Net Equity represented by the Interest to be purchased, the Limited Partner may elect to receive cash or PSA Common Shares, in such proportions as the Limited Partner may elect, by written notice to the General Partner within 30 days of the Purchase Notice Date. Failure of the Limited Partner to timely designate its election to receive any portion in PSA Common Shares shall constitute the Limited Partner's irrevocable election to receive cash for all of its Interest. In any case, if the Limited Partner's Net Equity with respect to the Interest purchased, combined with all prior distributions received by the Limited Partner, produces a Stock Shortfall, an amount equal to the Stock Shortfall shall be paid in PSA Common Shares. The Limited Partner shall also have the option to purchase for cash additional PSA Common Shares in an amount equal to the amount of any prior distributions to the Limited Partner pursuant to Sections 4.2 or 10.2 (this option must be exercised at the same time as the Limited Partner makes its election with respect to the Net Equity). The number of PSA Common Shares to be issued shall be determined by combining the amount of the Stock Shortfall, if any, the portion of the Net Equity the Limited Partner elects to receive in PSA Common Shares, and any optional cash purchase relating to prior distributions under Sections 4.2 and 10.2, and dividing that sum by 98.5% of the Average Price.

                           (b) The  Limited  Partner  will not be  permitted  to
elect to receive any portion of the consideration for its Interest in PSA Common Shares if the Limited Partner has sold (to the extent it directly controls such sale) any PSA Common Shares at any time between the Purchase Notice Date and the closing contemplated by Section 9.5. The General Partner agrees that there will be no purchases of PSA Common Shares by PSA Affiliates at any time between notice from the Limited Partner that it elects to receive PSA Common Shares and the closing contemplated by Section 9.5. No Affiliate of the General Partner under the actual control of the General Partner shall purchase PSA Common Shares during the period described above for consideration having an aggregate value of more than $500,000, and the General Partner shall use reasonable efforts to preclude any other Affiliate of the General Partner from affecting purchases of PSA Common Shares during such period for consideration having an aggregate value of more than $500,000. The foregoing shall not preclude or limit purchases at any time by the General Partner or any of its Affiliates of PSA Common Shares as part of an ongoing purchase program in transactions satisfying the conditions contained in paragraph (b) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

                  9.3 Determination of Net Equity. The Net Equity of the Limited Partner's Interest to be purchased shall be determined, without audit or certification, from the books and records of the Partnership by the firm of independent public accountants regularly employed by the Partnership. The Net Equity of the Limited Partner's Interest to be purchased shall be determined within 15 days after such accountants are apprised in writing of the Fair Market Value of the Property, and the amount of such Net Equity shall be disclosed to the Partners by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of manifest error.

                  9.4 Determination of Fair Market Value. The Fair Market Value of the Property shall be determined as follows:

                           (a) The  General  Partner  shall  provide the Limited
Partner its estimate of the value of the Property with the General Partner Purchase Notice. If the Limited Partner does not provide the General Partner with an approval of the estimate of value within 45 days of receiving the General Partner's estimate of value of the Property, then such value shall be deemed to be rejected as its Fair Market Value.

                           (b)  If  the  Limited  Partner  rejects  the  General
Partner's estimate of value, then the General Partner shall engage an Appraiser (the "First Appraiser"). The First Appraiser's engagement shall require the Appraiser to determine the Appraised Value of the Property, and to submit such appraisal and determination to each of the General Partner and the Limited Partner within 60 days of engagement.

                           (c)  Within 20 days after  receipt of such  appraisal
and determination, the Limited Partner shall notify the General Partner and the First Appraiser as to whether it accepts or rejects the Appraised Value of the Property. If the Limited Partner rejects the Appraised Value of the First Appraiser, it shall engage another Appraiser (the "Second Appraiser") and include its name in the notice of rejection. In the absence of acceptance of the Appraised Value prepared by the First Appraiser, the Limited Partner shall be deemed to have rejected the Appraised Value as determined by the First
Appraiser. If the Limited Partner accepts the Appraised Value of the First Appraiser, then such value shall be deemed the Fair Market Value.

                           (d) The Second  Appraiser's  engagement shall require
the Appraiser to determine the Appraised Value of the Property, and to submit such appraisal and determination to each of the General Partner and the Limited Partner within 60 days of engagement.

                           (e) If the lower of the Appraised  Values  determined
by the First and Second Appraisers is at least 90% of the higher of those two Appraised Values, then the Fair Market Value shall be the average of those two Appraised Values. If the difference between the Appraised Values is greater than 10%, then the First Appraiser and the Second Appraiser shall engage another Appraiser (the "Third Appraiser") to determine the Appraised Value of the Property, and to submit such appraisal and determination to each of the General Partner and the Limited Partner within 60 days of engagement.

                           (f) If a Third  Appraiser is so engaged,  the average
of the highest Appraised Value and the lowest Appraised Value shall be determined. If the remaining Appraised Value (the Appraised Value that is in between the highest and the lowest) is no more than 5% greater than, and no more than 5% less than, the average of the highest and the lowest, the Fair Market Value shall be the average of the highest and lowest Appraised Values. If the middle Appraised Value is outside of that range, the Fair Market Value shall be the average of the two Appraised Values that are closest to each other.

                           (g) All costs of any appraisal process shall be borne
50% by the General Partner and 50% by the Limited Partner.

                           (h)  Notwithstanding  anything in this Section 9.4 to
the contrary, the Fair Market Value of the Property shall be deemed to be the General Partner's estimate of the value of the Property in the General Partner Purchase Notice, provided (i) such estimate of value will result in amounts distributed to the Limited Partner under this Agreement (including any guaranteed payments made under Section 2.2(e)) equal to the sum of the Limited Partner's Capital Contributions and the aggregate Priority Return of the Limited Partner accrued from the Effective Date to a date 20 days after the General Partner Purchase Notice with the Priority Return for purposes of this Section 9.4(h) and Section 12.1 computed using monthly compounding at the monthly rate of one twelfth of 11 1/2% (the "Maximum Return") and (ii) the Limited Partner agrees that the General Partner's estimate of value will result in the Limited Partner receiving the Maximum Return, which agreement will not be unreasonably denied or delayed. If the parties are unable to reach such agreement, the matter will be arbitrated in accordance with Section 14.19.

                  9.5 Closing. The closing of the purchase and sale of the Limited Partner's Interest shall occur at the principal executive office of the Partnership on a date and time mutually agreeable to the General Partner and the Limited Partner, which shall not be later than 20 days following the determination of the Fair Market Value. At the closing, the Limited Partner will deliver or cause to be delivered to the General Partner (i) appropriate assignments or other documents sufficient to transfer good and valid title to the Interest to be purchased, free and clear of all liens and encumbrances; and
(ii) such other documents as the General Partner or its counsel may reasonable request. At the closing, the General Partner will deliver or cause to be delivered to the Limited Partner (i) to the extent the Limited Partner elects to receive cash, a wire transfer or bank cashier's check in the amount to which it is entitled hereunder, and (ii) to the extent the Limited Partner elects to receive PSA Common Shares, certificates representing the number of PSA Common Shares to which it is entitled hereunder.

                  9.6 Limited Partner's Option to Purchase. In the event the General Partner shall fail to timely exercise the option to purchase set forth in Section 9.1 above, the Limited Partner shall have the option to purchase from the Partnership any or all of the Properties on the terms and conditions set forth herein. The option granted pursuant to this Section may be exercised by the Limited Partner by delivery of a notice (the "Limited Partner Purchase Notice") to the General Partner at any time within the 180 day period commencing on the earlier to occur of (i) the day immediately following the expiration of the period during which the General Partner was entitled to exercise the option set forth in Section 9.1 or (ii) the day immediately following delivery of written notice from the General Partner to the Limited Partner waiving the General Partner's option. Such Limited Partner Purchase Notice shall specify those Properties which the Limited Partner elects to purchase. The Limited Partner shall not be entitled to deliver more than one Limited Partner Purchase Notice. In the event the Limited Partner Purchase Notice is delivered, the Properties designated therein shall be purchased by the Limited Partner on the terms and conditions of this Section 9, modified and supplemented as follows:

                           (a) The purchase price of the  designated  Properties
shall be their Fair Market Values;

                           (b) The purchase price for the designated  Properties
shall be paid in cash, by wire transfer or bank cashier's check, at the closing; and

                           (c) Closing costs and expenses shall be allocated 50%
to the Limited Partner and 50% to the General Partner and items of income and expense shall be appropriately prorated as of the date of closing.

        10. DISSOLUTION AND WINDING UP

                  10.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (a "Liquidating Event"):

                           (a)  The  sale  of  all or  substantially  all of the
Property;

                           (b)  The  vote by the  General  Partner  and  100% in
Percentage Interest of the Partners to dissolve, wind up and liquidate the Partnership;

                           (c) The  failure of the  General  Partner to exercise
the option to purchase provided in Section 9.1 by the end of the two-year period specified therein and the failure of the Limited Partner to exercise its option provided in Section 9.6 as to all the Properties by the end of the 180-day period specified therein;

                           (d) The occurrence of any of the events  specified in
Section 15681 of the Act; or

                           (e) 5:00 p.m., Pacific time, December 31, 2012.

                  The Partners hereby agree that, notwithstanding any provision of applicable law, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

                  10.2 Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. In such event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no General Partner, any Person elected by a majority in Percentage Interest of the Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

                           (a) First, to the payment and discharge of all of the
Partnership's debts and liabilities to creditors other than the Partners;

                           (b) Second,  to the payment and  discharge  of all of
the Partnership's debts and liabilities to the Partners; and

                           (c)  The   balance,   if  any,  to  the  Partners  in
accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods (other than distributions and contributions made pursuant to this Section 10.2(c) and deductions attributable thereto); provided, however, that if, prior to making distributions pursuant to this Section 10.2(c), the General Partner has a positive Capital Account and if the cumulative allocations to the Limited Partner, pursuant to Sections 3.1(a), 3.1(b), 3.4(a), and 3.4(b), were less than the sum of (A) the cumulative Priority Return accrued for the Limited Partner from the Effective Date to the date of liquidation less the amount of any guaranteed payments made pursuant to Section 2.2(e), and (B) the cumulative Losses allocated to the Limited Partner pursuant to Section 3.2, an amount otherwise distributable to the General Partner pursuant to this Section 10.2(c) equal to the amount of such shortfall shall be deemed recontributed by the General Partner to the Partnership and shall be distributed to the Limited Partner as a guaranteed payment pursuant to Section 2.2(e).

                  10.3 Special Rights to Acquire PSA Common Shares. The General Partner shall notify the Limited Partner at least 60 days prior to the final contemplated distribution pursuant to Section 10.2. The Limited Partner shall have the option, to be exercised within ten Business Days of such notice, to apply all or any portion of that distribution (plus an amount in cash equal to any prior distributions to the Limited Partner pursuant to Sections 4.2 or 10.2) to purchase as of the date of such distribution PSA Common Shares. In addition, if the distribution would cause a Stock Shortfall, the General Partner shall contribute cash equal to the amount of the Stock Shortfall to the Partnership, the Partnership shall distribute that amount to the Limited Partner as a guaranteed payment, and the Limited Partner shall concurrently use that added distribution to purchase PSA Common Shares. The number of shares to be issued shall be determined by dividing the total amount to be used to purchase shares by 98.5% of the Average Price. Any such purchase and sale shall otherwise comply with the applicable provisions of this Agreement.

                  10.4 Compliance with Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Regulations
Section  1.704-1(b)(2)(ii)(g),  (a) distributions shall be made pursuant to this
Section 10 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if a Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Person shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 10 may be:

                           (a)  Distributed  to  a  trust  established  for  the
benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

                           (b)  Withheld  to provide a  reasonable  reserve  for
Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

                  10.5 Rights of Partners. Except as otherwise provided in this Agreement each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.

        11. INDEMNIFICATION

                  11.1 Indemnification. The Partnership shall indemnify and hold harmless the Partners, their Affiliates, the Limited Partner's advisor, and their respective officers, directors, employees, agents and principals (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, excluding liabilities to any Partner, regardless of whether the Indemnitee continues to be a Partner, an Affiliate, or an officer, director, employee, agent or principal of the Partner at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws; provided that such indemnity shall not extend to actions not taken in good faith by any such Indemnitee and shall not extend to actions taken by the property manager (which is indemnified under the Management Agreement) in its capacity as such pursuant to the Management Agreement.

                  11.2 Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 11.1 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 11.1.

                  11.3 Indemnification Rights Nonexclusive. The indemnification provided by Section 11.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Partners, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as a Partner, the General Partner, an Affiliate or an officer, director, employee, agent or principal of a Partner and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                  11.4 Errors and Omissions Insurance. The Partnership may purchase and maintain insurance, at the Partnership's expense, on behalf of the General Partner, the Partners and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Partnership and/or the General Partner's or the Partners' acts or omissions as the General Partner and Partners of the Partnership regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

                  11.5  Assets of the  Partnership.  Any  indemnification  under
Section 11.1 shall be satisfied solely out of the assets of the Partnership. No Partner shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

        12. DEFAULTING EVENT REMEDIES

                  12.1 Election to Purchase Defaulting Partner's Interest. In the event that a Partner becomes a Defaulting Partner, the nondefaulting Partner shall have the option to purchase the Interest of the Defaulting Partner in the Partnership, with any such election to be made by the nondefaulting Partner giving notice of such election to the Defaulting Partner within 30 days after the nondefaulting Partner first discovers that the other Partner has become a Defaulting Partner (and so notifies the Defaulting Partner in writing). In the event that the General Partner is the Defaulting Partner and shall at that time be able to exercise the option to purchase the Interest of the Limited Partner under Section 9.1, then the General Partner can exercise its Section 9.1 option within 30 days after such notice, provided that (i) the consideration for the Limited Partner's Interest shall be an amount that, when taken into account with all prior distributions to the Limited Partner (including guaranteed payments), will cause the Limited Partner to have received the return of its Capital Contributions and an aggregate return accrued from the Effective Date to the date of payment computed at the Maximum Return (as defined in Section 9.4(h)), and (ii) the closing under Section 9.5 shall take place within 20 days following the date of exercise of such option.

                  12.2 Purchase Price of Defaulting Partner's Interest. If either Partner becomes a Defaulting Partner, in the event that the nondefaulting Partner elects under Section 12.1 to purchase the Defaulting Partner's Interest, the purchase price of such Interest shall be 60% of the Adjusted Capital
Contribution of the Defaulting Partner; provided, however, that the nondefaulting Partner shall receive a credit against such purchase price in the amount of any delinquent capital contributions due from the Defaulting Partner and any expenses of closing such purchase. This option to purchase the interest of the Defaulting Partner at a discount is deemed reasonable by the Partners and is intended to serve as agreed upon liquidated damages and not as a penalty, the amount of the actual damages suffered by the nondefaulting partner being difficult if not impossible to ascertain. In the event that the nondefaulting Partner elects under Section 12.1 to purchase the Defaulting Partner's Interest, then the Partnership shall not make any distributions on or before the closing of the purchase of such Interest, and any such distributions which would have been made to the Defaulting Partner shall be distributed to the nondefaulting Partner on or after the closing. At such time as the purchase price of the Defaulting Partner's Interest has been determined, the nondefaulting Partner shall give notice of the amount thereof to the Defaulting Partner and the closing shall be held on a date selected by the nondefaulting Partner within ten Business Days thereafter.

                  12.3 Remedies  Nonexclusive.  The option of the  nondefaulting
Partner to purchase the Interest of the Defaulting Partner under Section 12.1 is not the exclusive remedy of the nondefaulting Partner, but it is merely cumulative of, and in addition to, any rights or remedies which the nondefaulting Partner or the Partnership may have at law or in equity against or with respect to such Defaulting Partner, provided that any recovery under this Agreement against a Defaulting Partner shall be limited to the Defaulting Partner's interest in the Partnership. Without limiting its right to seek and recover damages for the Defaulting Event, a nondefaulting Partner may at its option: (i) replace the Defaulting Partner's representative(s) on the Investment Committee with its own representative(s), provided that no purchase, sale or financing of Property, other than pursuant to Section 12.2, shall be taken except with the consent of the Partners, (ii) remove the General Partner, (iii) terminate the Management Agreement (Exhibit D) or (iv) apply to any Capital Contribution with respect to which the General Partner is in default the management fees otherwise payable to PSA Affiliates under the Management Agreement for a period of up to 120 days, during which the PSA Affiliates shall not terminate the Management Agreement for nonpayment of such management fees.

        13. REPRESENTATIONS AND WARRANTIES

                  13.1 Representations and Warranties of the General Partner. The General Partner hereby represents and warrants to the Limited Partner and the Partnership that:

                           (a)  The  General  Partner  is a duly  organized  and
validly existing corporation in good standing under the laws of the State of California, duly qualified to do business in all states in which the General Partner is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and carry out the terms of this Agreement;

                           (b) All action  required  to be taken by the  General
Partner to consummate this Agreement has been taken by the General Partner and no further approval of any board, court or other body is necessary in order to permit the General Partner to consummate this Agreement;

                           (c) Neither the  execution  and  delivery of, nor the
performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative interfere with, or constitute a default under, or result in the creation of any lien, encumbrance or any other charge upon the Project (each reference in this Section 13.1 to a Project refers to each of the Projects described on Exhibit A and shall be deemed reconfirmed by the General Partner as to each additional Project as same is acquired by the Partnership) pursuant to any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which the General Partner is a party or by which the Project or any portion thereof is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of the General Partner under this Agreement;

                           (d) There is no action,  proceeding or  investigation
pending or, to the General Partner's actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to the General Partner or which would materially and adversely affect the Project, and no lien against the Project has arisen or exists under Federal or state tax or other laws, other than liens for current real property taxes and assessments not yet due and payable;

                           (e) The General  Partner has no actual  knowledge  of
any title defect, lien, encumbrance, adverse claim or other matter relating to the title to the Project or to the title insurance coverage for the Project which it has not disclosed in writing to the Partnership's title company or which is not shown by the public records;

                           (f) No  representation,  warranty  or covenant of the
General Partner in this Agreement, or in any document or certificate furnished or to be furnished to the Limited Partner pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading, and all such representations, warranties or statements of the General Partner are based, to the General Partner's actual knowledge, upon current, accurate and complete information as of the time of their making, and there have been, to the General Partner's actual knowledge, no changes in such information subsequent thereto;

                           (g) The General  Partner has disclosed to the Limited
Partner all material matters known to the General Partner in connection with the Project and all related projections, studies and budgets;

                           (h) This  Agreement  has been  duly  executed  by the
General Partner and is and will remain and valid and binding agreement, enforceable in accordance with its terms;

                           (i) There are no  judgments  or  decrees  of any kind
against the General Partner unpaid or unsatisfied of record in any court of any city, county, state or of the United States; the General Partner is not in the hands of a receiver and has not committed an act of bankruptcy and an order for relief has not been entered with respect to the General Partner; there are no due and unpaid business license taxes of the General Partner, and there are no due and unpaid income, property or sales taxes of the General Partner which constitute a lien against the Project or could, with the passage of time, constitute such a lien, except the lien of any such taxes which are not yet due and payable, except, in each case, where the existence of such condition or conditions would not, individually or in the aggregate, have a material adverse effect on the business operations, assets or financial condition of the General Partner; the General Partner has received no notice of any alleged violation of, and, to the General Partner's actual knowledge, there is no violation by the General Partner or the Project of, any Federal, state or local law, rule or regulation affecting the Project, other than violations that, individually or in the aggregate, would have no material adverse effect on the Project;

                           (j) To the General  Partner's  actual  knowledge,  no
person or entity has any oral or written right, agreement or option to acquire all or any portion of the Project or any interest or estate therein, other than as reflected in the public records or as provided in writing to the title company insuring title to a Project;

                           (k) To the General  Partner's actual  knowledge,  the
Project is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien on the land; the General Partner has not made any commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Project which would impose an obligation upon the Partnership or its successors or assigns to make any contributions or dedications of money or land (other that water and sewer), or to construct, install or maintain any improvements of a public or private nature as part of the Project or upon separate lands; other than as estimated in the Business Plans, no governmental authority has imposed any requirement that the General Partner pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the development of the Project or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Project; and the Project is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes;

                           (l) To the General  Partner's actual  knowledge,  the
Project has not been used at any time for the disposal, release, handling, transportation, treatment, processing or storage of any Hazardous Materials in such amounts that would reasonably necessitate any response or corrective action, including any such action under any Hazardous Materials Laws; the General Partner has not received any written or oral notice or other communication of pending or threatened claims, actions, suits, proceedings or investigations against the General Partner with respect to the Project or any property adjacent to the Project and related to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the disposal, release, handling, transportation, treatment, processing or storage of any Hazardous Materials, (iii) the placement of structures or Hazardous Materials into waters of the United States, (iv) the presence of any Hazardous Materials in any building or structure or otherwise located on the Project or such adjacent property, or (v) any alleged violation of any Hazardous Materials Law; to the General Partner's actual knowledge, no soil or water in, under or adjacent to the Project is contaminated by any Hazardous Materials; to the General Partner's actual knowledge, there are no underground tanks or any other underground storage facilities located on the Project; to the General Partner's actual knowledge, neither the Project nor any property adjacent to the Project is included on the National Priority List or any other Federal or state "superfund" or "superlien" list, nor is there any current action or investigation pending which could result in any such inclusion;

                           (m) The General  Partner has not  received any notice
of any pending or threatened condemnation, expropriation, eminent domain, change in grade of public street or similar proceeding affecting all or any portion of the Project, and the General Partner has no knowledge that any such proceeding is contemplated;

                           (n) To the General Partner's actual knowledge, except
as otherwise indicated on any Project survey approved by the Investment Committee, the Project has not been mapped by the Federal Emergency Management Agency as being in an area designated as a "flood hazard area" in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration - Special Flood Hazard Area Maps" or mapped as being within the 100-year flood plain as depicted on the U.S. Army Corps of Engineers Geodetic Maps of such flood plain areas, and the Project is not located within an area identified by any governmental agency as being within an Alquist-Priolo Zone or having special earthquake hazards;

                           (o)  All   public   utilities   (including,   without
limitation, water, sanitary sewer, storm sewer, electricity, telephone, drainage and other utility facilities) necessary for the normal operation of the Project are or will be available to the Project; all of the utilities either enter the Project through adjoining public streets or, if they pass or will pass through adjoining private land, do so or will do so in accordance with valid and recorded public easements or private easements which will inure to the benefit of the Partnership; and the General Partner has not received any complaint or claim with respect to storm water flow from any owner of adjacent property or otherwise, and the General Partner is not aware of any reason for any such complaint;

                           (p) The Project has vehicular and pedestrian  ingress
and egress to paved and dedicated streets abutting or adjoining the Project with curb cut or driveway permits from all requisite governmental authorities;

                           (q) The Project is zoned under the applicable  zoning
ordinance to permit the development of the Project for the intended uses;

                           (r) The General  Partner has not  received  notice of
any default or breach under any covenant, condition, restriction, right-of-way or easement which may affect the Project or any portion or portions thereof which are to be performed or complied with by the owner or occupant of the Project, and no notice of any condition or circumstance which, with the giving of notice or passage of time, or both, would constitute a default or breach under any of such covenants, conditions, restrictions, rights-of-way or easements; and

                           (s) To the General  Partner's actual  knowledge,  the
plans and specifications provided to the Limited Partner by the General Partner comply with all laws, rules and regulations applicable to the Project.

                  13.2 Representations and Warranties of the Limited Partner. The Limited Partner hereby represents and warrants to the General Partner and the Partnership that the Limited Partner is duly formed, validly existing and in good standing under the laws of the [state of incorporation of Limited Partner]; that it is not subject to any involuntary proceeding for the dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement with the General Partner and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of the Limited Partner are duly authorized to so do.

                  13.3 Agreements of the General Partner.

                           (a) During the term of the Partnership,  the Projects
shall be operated and managed as an integral part of the Public Storage network of self-storage facilities, subject to the terms of the Management Agreement. Without limiting the foregoing, the General Partner covenants and agrees that the Projects will be managed in a reasonable commercial manner consistent with the management of other self-storage projects owned by PSA Affiliates; this will include (i) causing all rents and other charges with respect to the Projects to be at competitive rates within the local market, taking into account occupancy, location, the quality of the Project and all other relevant factors; (ii) operating the Projects in a manner so as to minimize expenses applicable thereto to the extent appropriate in the operation and promotion of first class self-storage projects and maximizing the long term net profits therefrom and the value thereof; and (iii) operating the Projects in a prudent and first class manner, with all appropriate action being taken to protect and preserve them (including appropriate repairs, maintenance, insurance coverage and the like).

                           (b) The General  Partner will insure and keep insured
at all times all of the Projects (including the Partnership as a named insured) against loss or damage by fire and from other causes customarily insured against by companies engaged in similar businesses in such amounts as are usually insured against by such companies, and in any case as are adequate to provide reasonable protection against such loss or damage to the Projects. The General Partner also will maintain at all times (including the Partnership as a named insured) with financially sound and reputable insurers adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating businesses similar to the businesses of the Partnership. All such insurance shall be carried with financially sound and reputable insurers accorded a rating of "A-VI" or better by A.M. Best Company, Inc. (or a comparable rating by any comparable rating agency), provided that at least 75% of all coverage and the insurer with the risk of first loss in each category shall have a rating of "A-IX" or better. If the Partnership cannot obtain sufficient insurance which meets the above criteria, the General Partner will provide the Limited Partner with notice and will demonstrate that insurance cannot be obtained in accordance with the above criteria, in which case the requirement shall be reduced to "A-V" and "A-VIII," respectively. The sum of the deductible limit of all insurance coverage plus any amounts of self-insurance will not exceed $1,500,000 per occurrence. A summary of insurance presently in force has been provided to the Limited Partner and is attached hereto as Exhibit L.

                           (c) Expenses incurred in operating the Projects shall
be allocated among the Projects on the same basis on which such expenses are allocated among all other projects owned by PSA Affiliates and in a manner generally consistent with prior practice as reflected in Exhibit J.

                           (d)  The  General   Partner  shall  allocate  to  the
Partnership only such amount of the compensation of each project manager of a Project as is comparable to the compensation of project managers of similar sized self storage facilities in the same or similar market areas that do not include retail stores.

        14. MISCELLANEOUS

                  14.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by facsimile transmission, by nationally recognized courier service or by first class mail, registered or certified, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

                           (a)  If to  the  Partnership,  to  the  Partnership's
principal executive office set forth in Section 1.4;

                           (b) If to the Limited Partner, to:

                               [addresses  for  notices to Limited  Partner  and
representatives]

                           (c) If to the General Partner, to:

                                    PSAF Development, Inc.
                                    c/o Public Storage, Inc.
                                    701 Western Avenue
                                    Glendale, CA 91201
                                    Attn:  Mr. Hugh Horne
                                    Fax: (818) 548-9288

                  Any such notice shall be deemed to be delivered, given and received for all purposes as of (i) the first Business Day after it is so delivered or sent, if delivered personally or sent by facsimile transmission (with transmission confirmed), (ii) the first Business Day after delivered to a nationally recognized courier service, if sent by overnight delivery through such a courier service, or (ii) three Business Days after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

                  14.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted transferees and assigns.

                  14.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. References in this Agreement to Sections are to Sections of this Agreement unless expressly indicated otherwise. "Including" means "including without limitation." "Or" is inclusive and includes "and."

                  14.4 Time. Time is of the essence with respect to this Agreement.

                  14.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                  14.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

                  14.7 Incorporation by Reference. Every exhibit attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

                  14.8 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

                  14.9 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

                  14.10 Governing Law. The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Partners.

                  14.11 Waiver of Action for Partition. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

                  14.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

                  14.13 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the Partners may take and all determinations which the Partners may make pursuant to this Agreement may be taken and made in their sole and absolute discretion.

                  14.14 Entire Agreement. This Agreement and the exhibits hereto, which are incorporated herein by reference, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.

                  14.15 Attorneys' Fees. Should any litigation, arbitration or other action or proceeding be commenced among the parties hereto, the party or parties prevailing in such litigation, arbitration or other action or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees and costs in such litigation, arbitration or other action or proceeding which shall be determined by the court or arbitral tribunal therein or in a separate action brought for that purpose.

                  14.16 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

                  14.17 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

                  14.18 Amendment and Modification. This Agreement may be amended or modified by unanimous consent of the Partners.

                  14.19 Dispute Resolution. If any dispute or controversy among the parties hereto arises out of or relating to this Agreement or the enforcement, interpretation, performance or breach of this Agreement or as to any matters related to but not covered by this Agreement, the parties shall first consult together, at both the working and senior management levels, in good faith to find an amicable resolution of the dispute or controversy. If the parties cannot resolve the dispute or controversy by such consultation, it shall be finally resolved by binding arbitration to be held in the County of Los Angeles, State of California, under auspices of, and in accordance with, the

Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. There shall be an arbitral tribunal consisting of three neutral arbitrators selected according to the procedures set forth in the Rules. The arbitrators may issue decisions for interim, interlocutory, provisional or partial relief (e.g., temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment or protective orders) during the arbitration proceedings which may be enforced in any court of competent jurisdiction. The arbitrators may also grant appropriate relief at law or in equity, including removing the General Partner, in the event the General Partner (with the participation or acquiescence of its senior management) has been guilty of fraud, gross negligence, abuse of authority or misappropriation or waste of Partnership assets. The decision of a majority of the arbitrators shall constitute an arbitral award which is final, conclusive and binding on each party, and may be entered and shall be enforceable in any court of competent jurisdiction.

                  14.20 Confidentiality. The Partners agree that the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated hereby and the identities of the parties hereto and their parent companies are confidential and shall not be disclosed to any third party without the other party's prior written consent; provided, however, that any party may disclose the existence and/or terms and conditions hereof if so required by law or to such party's attorneys, accountants and other professionals subject to the professional duty not to disclose such existence and/or terms and conditions unless permitted by law, so long as such party first provides a copy of any such written request to the other party.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above set forth.

                               GENERAL PARTNER:
                               PSAF DEVELOPMENT, INC.


                               By     /s/  Hugh W. Horne
                                      ------------------
                                      Its Chief Operating Officer
                                          -----------------------


                               LIMITED PARTNER:

                               [signature of Limited Partner]